Exhibit 2.1

Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL

REDACTED INFORMATION IS INDICATED BY [***]

11 December 2022

Sale and Purchase Agreement

regarding all shares in

TP Group Holding GmbH

and

Sixfold GmbH

between

Spider Investments Luxembourg S.à r.l.

(as the Seller)

and

Trimble Trailblazer GmbH

(as the Purchaser)

as well as

Trimble Inc.

(as Guarantor)

[as recorded by a German public notary

at Frankfurt am Main, Germany, on 11 December 2022]

INDEX OF EXHIBITS

Exhibit (B)(i)	Shareholdings in Sixfold GmbH

Exhibit (B)(ii)	Sixfold SPA

Exhibit (C)	Subsidiaries

Exhibit 1	Definitions

Exhibit 2.4(b)	Financing Collateral

Exhibit 2.5(b)	Assumption Agreement

Exhibit 2.5(c)	Consent Declaration

Exhibit 2.6(a)	Group Company Managers

Exhibit 4.3	Outstanding Receivables

Exhibit 6.2	Seller’s Account

Exhibit 7.1	Merger Control Clearances

Exhibit 8.3	Closing Confirmation

Exhibit 9.4	Further Seller’s Guarantees

Exhibit 9.5(a)	Seller’s Knowledge Bearers

Exhibit 9.5(b)	Inquired Individuals

Exhibit 10.1(i)	Shareholders’ Resolution regarding Conduct of Business

Exhibit 10.1(ii)	Conduct of Business

Exhibit 10.2(a)(ix)	Transaction Bonuses/Costs

Exhibit 10.2(b)(iv)	Equity Bridge

Exhibit 10.2(b)(vii)	Permitted Leakage

Exhibit 10.3	Paying Agent Agreement

Exhibit 11.5(a)	Purchaser’s Knowledge Bearers

Exhibit 11.5(b)(i)(C)	Email Disclosures

Exhibit 15.2(b)	Waiver

INDEX OF SCHEDULES

Schedule 2(b)	Subsidiary Interests

Schedule 2(d)	Third Party Rights

Schedule 3	Related Party Agreements

Schedule 4(a)	TP Financial Statements

Schedule 4(b)	Sixfold Financial Statements

Schedule 4(c)	TP Group and Sixfold Financial Information

Schedule 5	Conduct of Business

Schedule 6(c)	Compliance Violations

Schedule 7(a)	Material Agreements

Schedule 8(b)	Leased Material Real Estate

Schedule 9(a)	Key Employees

Schedule 10(a)	Material Insurances

Schedule 11(a)	Owned IP Rights

Schedule 11(c)	Encumbrances

Schedule 12(c)	Data Privacy Breaches

Schedule 13	Legal Proceedings

Schedule 15(a)	Tax Returns Filed Late

Schedule 15(c)	Ordinary Tax Assessment

Sale and Purchase Agreement

by and between

(1)

Spider Investments Luxembourg S.à r.l., a limited liability company (société à responsabilité limitée) under the laws of the Grand Duchy of Luxembourg, with its registered office in Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg register of commerce and companies (Registre de Commerce et des Sociétés, Luxembourg) under registration number B 232079, and with business address at 1 rue Hildegard von Bingen, 1282 Luxembourg, Grand Duchy of Luxembourg,

– the “Seller” –

(2)

Trimble Trailblazer GmbH (currently still named sotus 874. GmbH), a limited liability company (Gesellschaft mit beschränkter Haftung) under the laws of Germany, with its registered office in Frankfurt am Main, Germany, registered with the commercial register of the local court (Amtsgericht) of Frankfurt am Main under registration number HRB 129286, and with business address at Am Prime-Parc 11, 65479 Raunheim, Germany,

– the “Purchaser” –

and

(3)

Trimble Inc., a corporation under the laws of the State of Delaware, United States of America, having its registered office at 10368 Westmoor Drive, Westminster, Colorado 80021, United States of America, registered with the Delaware Department of State, Division of Corporations under number 6120297,

– the “Guarantor” –

The Seller and the Purchaser and the Guarantor are together referred to as the “Parties” and each of them as a “Party”.

RECITALS

(A)

The Seller is the sole shareholder of TP Group Holding GmbH, a limited liability company incorporated and existing under the laws of Germany, having its registered office at Heidenheimer Straße 55/1, 89075 Ulm, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Ulm under registration number HRB 738309 (“TP Group Holding”).

(B)

On the date hereof, the Seller holds approx. 85.2% of the shares in Sixfold GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) under the laws of Germany, with its seat in Ulm, and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Ulm under HRB 735749 (“Sixfold”, together with TP Group Holding, the “Companies”). On 11 December 2022, the Seller and the other shareholders of Sixfold (the “Sixfold Minority Shareholders”) entered into a share sale and purchase agreement regarding the sale and transfer of the remaining shares in Sixfold held by the Sixfold Minority Shareholders (“Sixfold Minority Shares”, the shares in Sixfold already held by the Seller as set out in Exhibit (B)(i), the “Sixfold Majority Shares”) to the Seller (“Sixfold SPA”). A copy of the executed Sixfold SPA is attached as Exhibit (B)(ii). Under the Sixfold SPA, the Sixfold Minority Shares are transferred to the Seller subject to the condition precedent (aufschiebend bedingt) that the Total Purchase Price and the Bank Repayment Amount have been paid by the Purchaser pursuant to Sections 8.2(b) and 8.2(c).

(C)

The Companies hold, directly or indirectly, the majority of the shares or equity interests in the legal entities set forth in Exhibit (C) (such entities collectively the “Subsidiaries” and each a “Subsidiary”, the Subsidiaries and the Companies collectively referred to as the “Group Companies” or the “Group” and each a “Group Company”). The shares or equity interests held by the Companies in any Subsidiary and the shares or equity interests held by any Subsidiary in any other Subsidiary are herein collectively referred to as the “Subsidiary Interests”. The Companies together with TP Group Holding’s Subsidiaries TP Management GmbH, TRANSPOREON GmbH, Controlpay B.V., Controlpay GmbH and TRANSPOREON Sp. Z o.o. are herein collectively referred to as the “Core Group Companies” and each a “Core Group Company”.

(D)

The Group provides an online transportation management platform for shippers, forwarders, carriers and retailers to move, manage and monitor freight. The Group’s business, taken as a whole, as presently conducted, disregarding the transactions contemplated by this sale and purchase agreement (the “Agreement”) shall hereinafter be referred to as the “Business”.

(E)	The Guarantor is the ultimate parent company of the Purchaser.

(F)

By entering into this Agreement on the date hereof (the “Signing Date”), the Seller wishes to sell and transfer to the Purchaser, and the Purchaser, having carried out a satisfactory and comprehensive due diligence review of the Group and its Business, wishes to acquire from the Seller, all shares in the Companies (the “Transaction”).

(G)

By entering into this Agreement, the Guarantor wishes to accede to all of the Purchaser’s obligations and liabilities under or in connection with this Agreement (Schuldbeitritt) so as to guarantee the due and full performance or fulfillment, respectively, of all such obligations and liabilities of the Purchaser.

(H)	The Parties confirm that they have freely discussed and negotiated all Sections of this Agreement.

1.	DEFINITIONS

The definitions used in this Agreement shall have the meanings set out in Exhibit 1.

2.	CURRENT STATUS

2.1

The Companies are incorporated and registered as specified in Recitals (A) and (B). The entire registered share capital of each of the Companies (the “Share Capital”) amounts to EUR 25,000 (in words: twenty-five thousand Euros).

2.2

The Share Capital of TP Group Holding is divided into 25,000 shares in the nominal amount of EUR 1 each (serial numbers 1 to 25,000) (collectively the “Sold TP Shares”). The Seller holds all of the Sold TP Shares.

2.3

The Share Capital of Sixfold is divided into 25,000 shares in the nominal amount of EUR 1 each (serial numbers 1 to 25,000) (collectively the “Sold Sixfold Shares”, together with the Sold TP Shares, the “Sold Shares”). Upon effectiveness of the sale and transfer of the Sixfold Minority Shares pursuant to Recital (B), the Seller holds all of the Sold Sixfold Shares.

2.4	Current Financing Status

(a)

Certain Group Companies are parties as borrowers and/or guarantors, as the case may be, to the senior facilities agreement originally dated 19 March 2019 and entered into between, amongst others, TP Group Holding as parent and original guarantor, TP Management GmbH (“TP Management”) as company, original borrower and original guarantor, Joh. Berenberg, Gossler & Co. KG as super senior arranger, certain funds as senior arrangers and Joh. Berenberg, Gossler & Co. KG as agent and as security agent, as amended and restated on 7 August 2020 and 18 February 2022 (the “Facility Agreement” and together with the intercreditor agreement dated 19 March 2019 among, the Seller as subordinated creditor and the other parties of the Facility Agreement (the “Intercreditor Agreement”), the related security arrangements and other related documents, collectively hereinafter referred to as the “Financing Agreements”).

(b)	The obligations under the Financing Agreements are secured by certain security interests as set forth in Exhibit 2.4(b) (collectively the “Financing Collateral”).

(c)	As of 30 November 2022, the outstanding amount (principal plus interest accrued) under the Financing Agreements amounted to EUR 302,822,911.14.

(d)	The Parties acknowledge and agree that, as a result of a change of control of TP Group Holding occurring upon Closing (as defined in Section 8.1),

(i)

(A) the lenders under the Financing Agreements have a right to require that all financial commitments will be cancelled and all amounts outstanding (together with all amounts accrued and unpaid) under the Financing Agreements (in each case, attributable to that lender) will become immediately due and payable, as a result of which these amounts will become immediately due and payable by the relevant Group Companies to which such advances were made, and (B) the Purchaser will facilitate a complete repayment of all the amounts outstanding (together with all amounts accrued and unpaid) under the Financing Agreements (in each case, attributable to that lender) as at the Closing Date in accordance with this Agreement;

(ii)

subject to and effective from Closing and the terms of this Agreement, and in the relationship between the Seller and the Purchaser (i.e., no rights of third parties in this respect shall exist against the Purchaser), (A) the Purchaser shall be solely responsible for (y) any repayment, refinancing, recapitalisation or new financing becoming necessary on or after the Closing Date (as defined in Section 8.1) due to the termination, mandatory prepayment or other rights of lenders being exercised, and (z) any internal and external (future) financing of the Group and (B) any costs and expenses associated with such termination, mandatory prepayment, repayment, refinancing, and/or new financing shall be borne by the respective Group Companies in accordance with the terms of the Financing Agreements or otherwise and shall economically be for the account of the Purchaser (including any break fees, prepayment premia, and other fees, charges, costs and expenses incurred by the Group Companies arising from or in connection with the termination, mandatory prepayment, repayment, refinancing and/or new financing); and

(iii)

subject to the terms of this Agreement, (A) any existing security granted by Group Companies (including encumbrances on shares and/or assets of Group Companies) as security for claims of the providers of financing against Group Companies under or in connection with the Financing

Agreements listed in Exhibit 2.4(b) and/or (B) the discharge of the financing arrangements under the Financing Agreements and measures taken in connection with the Financing Agreements with respect to such discharge in accordance with this Agreement shall in each case of (A) and (B) not be regarded as a breach by the Seller of any guarantee, warranty or covenant or giving rise to any cause for indemnification by the Seller under this Agreement.

2.5	Upstream loan

(a)

Spider Holding Luxembourg S.à r.l. (“Spider Holding”) (as borrower) and its indirect subsidiary TP Management (as lender) are parties to a loan agreement dated 16 May 2022 (the “Upstream Loan Agreement”) under which TP Management has granted to Spider Holding a loan with an initial principal amount of EUR 220,000 (the “Upstream Loan”) at an interest rate of 4% p.a. As of 30 September 2022, the outstanding amount (principal plus interest accrued) under the Upstream Loan amounted to EUR 223,327.12. The claims for repayment of the outstanding amount under the Upstream Loan (including unpaid interest accrued until and including the Closing Date), shall be referred to as the “Upstream Loan Receivable”.

(b)

On 11 December 2022, the Seller, Spider Holding and TP Management entered into an assumption agreement pursuant to which the Seller assumed all rights and obligations of Spider Holding under the Upstream Loan Agreement, in particular regarding the repayment of the Upstream Loan Receivable (the “Assumption Agreement”). A copy of the executed Assumption Agreement is attached as Exhibit 2.5(b).

(c)

The Purchaser and the Seller hereby agree that, subject to the condition precedent of (i) the Closing Conditions (as defined in Section 7.1) having been fulfilled and (ii) the Closing Actions pursuant to Sections 8.2(b) and 8.2(c) having been performed or duly waived in accordance with this Agreement, the Purchaser fully assumes the obligation of the Seller to pay the Upstream Loan Receivable to TP Management by way of assumption of debt (befreiende Schuldübernahme) (the “Upstream Loan Receivable Assumption”). TP Management has consented to the Upstream Loan Receivable Assumption and acknowledged that, upon the Upstream Loan Receivable Assumption having become effective, the Seller will no longer have any obligation to pay the Upstream Loan Receivable to TP Management pursuant to a declaration dated 11 December 2022, a copy of which is attached hereto as Exhibit 2.5(c). The Parties acknowledge and agree that the recourse claim acquired by the Purchaser against the Seller for the Upstream Loan Receivable Assumption shall (i) constitute an element of the consideration owed by the Purchaser to the Seller for the acquisition of the Sold Shares, (ii) therefore has been taken into account in the determination of the Base Purchase Price and (iii) hence, be fully waived by the Purchaser (such waiver hereby being accepted by the Seller).

(d)

The Seller and TP Management shall terminate on or prior to the Scheduled Closing Date, but only with effect upon the Upstream Loan Receivable Assumption having become effective, the Upstream Loan Agreement and cancel and waive all claims and obligations thereunder, if any, except for the Upstream Loan Receivable, by means of and in accordance with the terms and conditions of a separate termination and waiver agreement regarding the Upstream Loan Agreement between the Seller and TP Management (the “Upstream Loan Termination Agreement”).

2.6	Directors of the Group Companies

(a)

As of the Signing Date, (i) Stephan Sieber and Peter Maluck (the “Company Managers”) are the managing directors (Geschäftsführer) of the Companies, and (ii) the individuals listed in Exhibit 2.6(a) (the “Group Company Managers”) are the managing directors of the Group Companies.

(b)	Without undue delay after Closing, the Purchaser shall

(i)

adopt shareholders’ resolutions as shareholder of the Companies (A) granting discharge (Entlastung) to the Company Managers and (B) waiving, to the extent legally permissible, any claims against the Company Managers, in each case of (A) and (B) except for fraud (Arglist) and willful misconduct (vorsätzliche Schädigung) (the “Shareholders’ Resolutions Company Managers”); and

(ii)

procure (steht dafür ein) that any Group Company which is a shareholder of another Group Company adopts a shareholders’ resolution of such Group Company (A) granting discharge (Entlastung) to each of the Group Company Managers and (B) waiving, to the extent legally permissible, any claims against each of the Group Company Managers, in each case of (A) and (B) except for fraud (Arglist) and willful misconduct (vorsätzliche Schädigung) (the “Shareholders’ Resolutions Group Company Managers”).

The Purchaser shall deliver executed copies of (i) the Shareholders’ Resolutions Company Managers and (ii) the Shareholders’ Resolutions Group Company Managers to the Seller without undue delay following Closing.

2.7	Advisory Board

A non-mandatory advisory board exists at the level of TP Management (the “Advisory Board”). The Seller shall use its shareholder rights in TP Group Holding to procure that (i) the members of the Advisory Board will resign from their respective office and (ii) the underlying agreements with the members of the Advisory Board will be terminated, in each case with effect as of Closing at the latest and without any additional costs, fees and/or expenses to be borne by the Purchaser (if any). The Seller shall deliver documentation evidencing such resignations and terminations (the “Advisory Board Termination Documentation”) to the Purchaser on the Scheduled Closing Date.

3.	SALE, PURCHASE AND ASSIGNMENT OF THE SOLD SHARES

3.1	Sale and transfer of the Sold Shares

(a)	The Seller hereby sells (verkauft) the Sold Shares, free and clear of any liens or other third party rights, to the Purchaser and the Purchaser hereby accepts (nimmt an) this sale.

(b)

Subject to the condition precedent (aufschiebende Bedigungungen) that (i) the Closing Conditions have been fulfilled or duly waived in accordance with this Agreement and (ii) the Closing Actions pursuant to Sections 8.2(b) and 8.2(c) have been performed or duly waived in accordance with this Agreement (the “Condition Precedent”), the Seller hereby assigns (tritt ab) to the Purchaser the Sold TP Shares and the Sixfold Majority Shares, in each case free and clear of any liens or other third party rights, and the Purchaser hereby accepts (nimmt an) this assignment with effect in rem as of the Closing.

(c)

Subject to the condition precedent (aufschiebende Bedigungungen) that (i) the Closing Conditions have been fulfilled or duly waived in accordance with this Agreement, (ii) the Condition Precedent has been satisfied and (iii) the assignment (Abtretung) of the Sixfold Minority Shares to the Seller has become effective in accordance with the Sixfold SPA, the Seller hereby assigns (tritt ab) to the Purchaser the Sixfold Minority Shares, free and clear of any liens or other third party rights, and the Purchaser hereby accepts (nimmt an) this assignment with effect in rem as of the Closing.

(d)

For the avoidance of doubt, the Parties acknowledge and agree that the Purchaser shall not be obliged to complete the acquisition of the Sold Shares, unless the acquisition of all Sold Shares is completed simultaneously.

3.2	Economic Effect

The Sold Shares are sold to the Purchaser with economic effect (mit wirtschaftlicher Wirkung) as of 1 January 2022 (CET) (the “Effective Date”), including the right to receive all profits for the Companies’ current fiscal year as well as all profits for previous fiscal years of the Companies, in each case unless distributed prior to the Effective Date. As of the Effective Date, all risks and burdens pertaining to the Sold Shares, the Companies, the other Group Companies and the Business shall pass to the Purchaser within the meaning of section 446 of the German civil code (Bürgerliches Gesetzbuch, “BGB”).

4.	PURCHASE PRICE FOR SOLD SHARES

4.1	Purchase Price for the Sold Shares

The total purchase price for the Sold Shares shall be the aggregate of

(a)	a fixed amount of EUR 1,564,300,000 (in words: Euro one billion five hundred sixty-four million three hundred thousand) (the “Base Purchase Price”);

plus

(b)

an additional consideration equal to (i) 2% p.a. on the Base Purchase Price for the period beginning on (and including) 1 January 2023 through (and including) 1 March 2023 and (ii) 4% p.a. on the Base Purchase Price for the period beginning on (and including) 2 March 2023 through (but excluding) the Closing Date (the “Ticker Rate” and the amount calculated pursuant to this lit. (b), the “Additional Consideration”);

plus

(c)	the amount of any Pre-Closing Collected Outstanding Receivables (as defined below); and

minus

(d)	an amount equal to the Notified Leakage Amount, if any.

The sum of (i) the Base Purchase Price plus (ii) the Additional Consideration plus (iii) the Pre-Closing Collected Outstanding Receivables minus (iv) the Notified Leakage Amount shall be the “Total Purchase Price”).

4.2	Total Purchase Price Notification

The Seller shall notify to the Purchaser no later than on the seventh (7th) Business Day prior to the Scheduled Closing Date of

(a)

any amount of Leakage (if any) having occurred or occurring prior to the Scheduled Closing Date (the “Notified Leakage Amount”), with such notice listing individually all positions constituting Leakage and their relevant amount and being relevant for the deduction of the Notified Leakage Amount under Section 4.1(d), provided that such notice shall not prejudice or preclude any further claims of the Purchaser in relation to Leakage, if any; and

(b)

the amount of the Total Purchase Price, calculated as of the Scheduled Closing Date in accordance with Section 4.1 and reflecting the amounts set forth in Sections 4.1(a) through 4.1(d) (such notification of the Total Purchase Price, the “Total Purchase Price Notification”).

4.3	Outstanding Receivables

The Purchaser has made a deduction in the Equity Bridge in the amount of EUR 4,300,000.00 with respect to certain outstanding receivables which are listed in Exhibit 4.3 (the “Outstanding Receivables”). If and to the extent any Outstanding Receivables are actually collected in full or in parts by the Group Companies by the seventh (7th) Business Day prior to the Scheduled Closing Date (the “Pre-Closing Collected Outstanding Receivables”), the aggregate amount of such Pre-Closing Collected Outstanding Receivables shall increase the Base Purchase Price pursuant to Section 4.1(c), up to a total amount of EUR 4,300,000.00.

4.4	Deferred Purchase Price

(a)

The Group Companies [***] and [***] (as respondents) (the “Respondent Group Companies”) are parties to an arbitration proceeding brought by [***] and [***] (the “Claimants”) under the rules of [***] regarding damages in an amount of up to EUR 16,650,000 in connection with [***] (the “Arbitration Proceedings”). Upon Closing (as defined below), the Seller shall be entitled to further conduct, defend, or settle, or otherwise dispose of (erledigen) the Arbitration Proceedings (including any related and follow-on proceedings) on behalf of the Respondent Group Companies.

(b)

The Purchaser shall use its shareholder rights to cause the Respondent Group Companies to support the Seller in such conduct, defense, settlement, or appeal, and shall, in particular but without limitation, use its shareholder rights in order to, to the extent legally possible, procure (including by way of instructing the managing directors of the Group Companies accordingly) that

(i)

the Seller will without undue delay be properly informed about and provided with all documentation and correspondence exchanged with the arbitral tribunal, the NAI, the Claimants or any other party or court regarding the Arbitration Proceedings (including copies of those documents that relate to or trigger a certain time limit (fristbezogene Dokumente));

(ii)

only such (A) brief, letter, report, documentation or other filing is submitted, (B) measure or action is taken or omitted and (C) declaration is made, as previously reviewed and expressly approved or instructed by the Seller, such review and approval not to be unreasonably delayed or withheld;

(iii)

the Seller has access to all necessary information relating to the Arbitration Proceedings which are available to the Purchaser or the Group Companies and any information reasonably requested by the Seller will be provided to the Seller without delay (it being understood that, for purposes of the Arbitration Proceedings, Section 14.2 shall apply without the limitation to periods prior to and including the Closing Date);

(iv)

employees or managers of the Group Companies who have knowledge of the facts at issue in the Arbitration Proceedings are instructed to reasonably support the Seller in these proceedings, including by providing, to the extent reasonably requested, written statements, acting as witnesses or otherwise appearing at hearings on behalf of the Group Companies;

(v)

the Seller is given the opportunity to participate in any meeting, negotiation, or hearing in respect of the Arbitration Proceedings and any related proceedings, including any such meeting, negotiation or hearing conducted via videoconference or conference call;

(vi)

the Seller is entitled to appoint and instruct, after prior consultation by the Purchaser, reputable legal counsel to act on behalf of and as representative of the Respondent Group Companies or any other Group Company concerned with respect to the Arbitration Proceedings and any related proceedings;

(vii)

any legal or other advisors or experts already engaged or to be engaged by the Respondent Group Companies for the purpose of the Arbitration Proceedings are instructed, after prior consultation by the Seller, and directed by the Seller;

(viii)

no admission of liability, disposal, settlement, compromise, or other binding declaration shall be made by or on behalf of the Respondent Group Companies or any other Group Company concerned without the prior written instruction or approval of the Seller (not to be unreasonably delayed or withheld); and

(ix)

to the extent permitted by applicable law, the Respondent Group Companies and any other Group Company concerned will issue any customary power of attorney to the Seller and its legal representatives, waive, to the extent legally possible, any confidentiality obligations or privilege claims towards the Seller, and execute a customary mandate agreement to exercise the rights pursuant to this lit. (b).

Notwithstanding the foregoing, the Seller shall be entitled to request the Purchaser to procure that, to the extent legally possible and reasonably practicable, the Seller assumes full control and takes over the Arbitration Proceedings upon a full release of the Respondent Group Companies.

(c)

If the Arbitration Proceedings are terminated in a judicially final and conclusive way (whether by a judicially final award of the arbitral tribunal, mutual settlement, withdrawal of the request for arbitration or otherwise) and such termination

(i)

results in the Respondent Group Companies not being obliged to pay any damages (disregarding any costs and fees for the Arbitration Proceedings), the Purchaser shall pay an amount of [***], minus the actual out-of-pocket expenses paid or to be borne by the Purchaser or the Respondent Group Companies in connection with the Arbitration Proceedings (including fees for the Arbitration Proceedings and, to the extent awarded, Claimants’ counsel) to the extent they have not already been reimbursed, or

(ii)

results in the Respondent Group Companies being obliged to pay damages to the Claimants (the amount of such damages disregarding any costs and fees for the Arbitration Proceedings, the “Amount of Awarded Damages”) and the Amount of Awarded Damages falls short of [***], the Purchaser shall pay such balance amount minus the actual out-of-pocket expenses to be borne by the Purchaser or the Respondent Group Companies in connection with the Arbitration Proceedings (including fees for the Arbitration Proceedings and, to the extent awarded, Claimants’ counsel) to the extent they have not already been reimbursed, in each case plus interest accrued thereon at a rate of 3% p.a. from (but excluding) the Closing Date until (but excluding) the date of actual payment (the “Deferred Purchase Price”) to the Seller within fifteen (15) Business Days upon final termination of the Arbitration Proceedings.

(d)

If (i) the Purchaser or any of the Group Companies does not comply with any of the obligations pursuant to lit. (b) (“Arbitration Support Breach”) and (ii) the Arbitration Support Breach is not remedied within five (5) Business Days despite the Seller having urged the Purchaser to remedy the Arbitration Support Breach in written or text form, the Purchaser shall be liable to the Seller for any damages caused thereby in accordance with applicable German law.

4.5	No Purchase Price Adjustments

The Total Purchase Price is a fixed price and is not subject to any adjustments, provided, however, that (i) the Additional Consideration is not considered to be an adjustment to the Total Purchase Price, but forms part of the Total Purchase Price, and (ii) any payment by the Seller for damages or otherwise (particularly pursuant to Section 11) under this Agreement shall be deemed to be and treated as a subsequent adjustment of the Total Purchase Price.

4.6	VAT

The Total Purchase Price and any parts thereof are each net amounts exclusive of any value added tax in terms of the Directive 2006/112/EC of November 28, 2006 on the common system of value added tax and the national laws implementing such directive or comparable Taxes (as defined in Exhibit 9.4) under the law of any other jurisdiction (“VAT”). The Parties assume that the sale and transfer of the Sold Shares is either not subject to VAT or is exempt from VAT, and no Party shall (i) waive with respect to any of the transactions hereunder any exemption from VAT (including any VAT exemption pursuant to sec. 9 of the German VAT Code (Umsatzsteuergesetz – UStG) or comparable provisions under the laws of any other jurisdiction) or (ii) opt for a VAT-able treatment of any of the transactions contemplated in this Agreement. To the extent that VAT becomes chargeable on any of such transactions contemplated by this Agreement, the Purchaser shall pay to the Seller in cash an amount equal to such VAT (including any interest, penalties and surcharges thereon) in addition to the Total Purchase Price, the Deferred Purchase Price or any other amount payable under this Agreement, as applicable, immediately upon the Seller providing an invoice to the Purchaser complying with applicable VAT law, provided that the Seller has neither waived any VAT exemption (including any VAT exemption pursuant to sec. 9 of the German VAT Code (Umsatzsteuergesetz – UStG) or comparable provisions under the laws of any other jurisdiction) nor opted for a VAT-able treatment of any of the transactions contemplated in this Agreement.

5.	REPAYMENT OF BANK DEBT

5.1	Cooperation

Prior to the Scheduled Closing Date, the Seller shall, to the extent legally permitted and reasonably possible, use its shareholder rights by virtue of instructing the Company Managers so that the Group Companies will provide the Purchaser without delay with such information and cooperation as is reasonably requested by the Purchaser and required to prepare the repayment or discharge of outstanding amounts under the Financing Agreements at Closing, and/or to arrange for a new financing structure for the Group. The Parties agree that no such information and cooperation requests shall unreasonably interfere with the Group Companies’ business. The Seller shall not be required to take any action that could result in any obligation of a Group Company or any termination of or other impact on the Financing Agreements (including, for the avoidance of doubt, any mandatory prepayment or acceleration event), in each case, arising or becoming effective prior to the occurrence of Closing. In addition, upon a corresponding written request by the Purchaser, the Seller shall, to the extent legally permitted and reasonably possible, use its shareholder rights by virtue of instructing the Company Managers so that the Group Companies will elect to change the interest periods under the Financing Agreements from “quarterly” to “monthly”, effective for interest periods commencing after 1 April 2023.

5.2	Payment of Bank Repayment Amount

On the Scheduled Closing Date, the Purchaser shall discharge all liabilities under the Financing Agreements outstanding as of the Scheduled Closing Date on behalf of the relevant Group Companies by (re)paying all outstanding amounts (including accrued and unpaid interest as well as any break costs, fees, prepayment premia and all other fees, charges, costs and expenses relating to, or payable pursuant to, the Financing Agreements (the “Prepayment Charges”) (the aforementioned outstanding liabilities, the “Bank Repayment Amount”).

5.3	Notification of Bank Repayment Amount

The Bank Repayment Amount shall be notified by the Seller to the Purchaser on the seventh (7th) Business Day prior to the Scheduled Closing Date on the basis of a written notice provided by the finance parties under the Financing Agreements (the “Finance Parties”) or the relevant facilities agent(s) on their behalf (such notifications of the Bank Repayment Amount, the “Bank Repayment Amount Notification”). The Bank Repayment Amount Notification shall also include all appropriate details including currency, the Prepayment Charges as well as the details of the relevant bank account(s) for payment.

5.4	Release of Financing Collateral and Finance Parties’ Bank Account

Without undue delay after the Signing Date, the Purchaser shall prepare and provide the Seller with drafts of letters or agreements regarding the discharge of the Financing Agreements and the associated release or retransfer, as the case may be, of the Financing Collateral at Closing or, if and to the extent any such release or retransfer is not legally or technically practicable at Closing, as soon as it is legally and technically practicable thereafter and terminating the Intercreditor Agreement, in each case, subject to the payment of the Bank Repayment Amount to one or more bank accounts as designated by the Finance Parties (or the relevant agents or security agents on behalf of the Finance Parties) in the Release Letter (together the “Finance Parties’ Bank Account”) (such letter or agreement, the “Release Letter”). The Release Letter shall state that if the Bank Repayment Amount as notified by the Seller to the Purchaser pursuant to Section 5.3 is paid by the Scheduled Closing Date into the Finance Parties’ Bank Account, the discharge of the Financing Agreements will automatically occur and the Financing Collateral will automatically be released or, where such automatic release is legally not possible, retransferred, as the case may be. The Purchaser shall take the Seller’s reasonable comments on the Release Letter into due consideration and finalize the draft Release Letter with the relevant Finance Parties no later than on the seventh (7th) Business Day prior to the Scheduled Closing Date. Subject to the Purchaser complying with such obligation and the Release Letter not resulting in any obligation of a Group Company or any termination of or other impact on the Financing Agreements (including, any mandatory prepayment or acceleration event), in each case, arising or becoming effective prior to the occurrence of Closing, the Seller shall to the extent legally permitted and reasonably possible, use its shareholder rights by virtue of instructing the Company Managers so that the Group Companies will (i) execute the Release Letter and (ii) deliver to the Purchaser at the latest on the fifth (5th) Business Day prior to the Scheduled Closing Date a pdf-copy of the executed Release Letter.

5.5	Cooperation and assistance

(a)

Further to the terms of Section 5.4 and to the extent reasonably requested by the Purchaser, the Seller shall use reasonable best efforts to cause the Group Companies to grant the Purchaser reasonable access to the management of the Group with a view to providing such cooperation and assistance to the Purchaser as is reasonably requested by the Purchaser in connection with obtaining the Release Letter, including by providing reasonable access to documents and premises of the Group Companies and contact details of the relevant Finance Parties.

(b)

Between the date hereof and the Closing, the Seller shall, and shall cause the Group Companies to, use reasonable best efforts to provide the Purchaser with such cooperation as may be reasonably requested by the Purchaser in connection with any debt financing or alternative financing (including one or more debt or capital markets financings) to be obtained by the Purchaser in connection with the Transaction (the “Purchaser Financing”), including, without limitation, (i) no less than three (3) Business Days prior to the Scheduled Closing Date, furnishing the Purchaser and the persons providing such financing (the “Financing Providers”) with – subject to customary non-disclosure requirements – all documentation and other information about the Group Companies reasonably requested by the Financing Providers and that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the U.S. Patriot Act of 2001 and the beneficial Ownership regulation under 31 C.F.R. § 1010.230, (ii) participating in customary meetings and presentations in connection with the preparation and implementation of the Purchaser Financing, (iii) authorizing the distribution of information – subject to customary non-disclosure requirements – to prospective lenders or investors in the Purchaser Financing (including customary 10b-5 and material non-public information representations), (iv) assisting the Purchaser in the preparation of customary rating agency presentations and other customary marketing materials required in connection with the Purchaser Financing, and (v) actively assisting with syndication of the Purchaser Financing. Notwithstanding the foregoing, nothing herein shall require such cooperation to the extent it would (i) unreasonably disrupt the ordinary conduct of the business or operations of the Group Companies, (ii) require the Group Companies to agree (A) to pay any fees, reimburse any expenses or otherwise incur any actual or potential liability unless the Purchaser reimburses or is required to reimburse or indemnify the Group Companies pursuant to this Agreement or otherwise agrees to do so pursuant to agreements reasonably satisfactory to the Seller or (B) give any indemnities unless they become effective only subject to Closing, or (iii) require the Group Companies to take any action that would reasonably be expected to conflict with, or result in any violation or breach of, any applicable (A) laws or orders, (B) obligations of confidentiality (not created in contemplation hereof) binding on the Group Companies, or (C) organizational documents of the Group Companies.

6.	PAYMENTS AND DEFAULT

6.1	Modes of Payment

Any payments by the Purchaser to the Seller under or in connection with this Agreement shall be made in Euros and shall be made by irrevocable wire transfer of immediately available funds, free and clear of any costs, fees, Taxes and other charges (other than charges of the recipient’s bank). Any such payment shall be deemed to be made only upon the crediting of the amount payable (without deduction or withholding of any costs, fees, Taxes or other charges other than those of the recipient’s bank) to the Seller’s Account. If any such deduction or withholding is required in respect of a payment, the Purchaser shall pay such additional amounts as to ensure that the net amount received by the Seller will equal to the full amount which would have been received by it if no such deduction or withholding had been required to be made reduced by any actual credit, benefit or relief available to the Seller in connection with the deduction or withholding.

6.2	Seller’s Account

Any payments due and payable to the Seller under this Agreement shall be made into the bank account as set forth in Exhibit 6.2, or such other bank account as the Seller may notify to the Purchaser by a written notice no later than seven (7) Business Days prior to the respective due date (the “Seller’s Account”). Any amounts credited into the Seller’s Account in accordance with Section 6.1 shall have debt-discharging effect (schuldbefreiende Wirkung) for the Purchaser with regard to the amount credited.

6.3	Payment of the Total Purchase Price

The Total Purchase Price shall become due and payable by the Purchaser to the Seller on the Scheduled Closing Date in accordance with Section 8.2(b).

6.4	Default Interest

Any failure by the Purchaser to make any payment hereunder on the date when it is due in accordance with this Agreement shall result in the Purchaser’s immediate default, without any reminder being required. Without prejudice to any other contractual or statutory rights of the Seller in order to compensate the Seller for the damages incurred in case of default, the amount due shall bear default interest from and including the date it becomes due until and excluding the date of actual receipt by the Seller at an interest rate of seven (7)% p.a.

6.5	No Set Off; No Right of Retention

Except as expressly provided otherwise herein, neither Party shall be entitled (i) to set off (aufrechnen) any rights or claims such Party may have against any rights or claims any other Party may have under or in connection with this Agreement or (ii) to refuse to perform any obligation such Party may have under or in connection with this Agreement on the grounds that it has a right of retention (Zurückbehaltungsrecht), unless the rights or claims to be set off or the right of retention (Zurückbehaltungsrecht) have been expressly and specifically acknowledged (ausdrücklich anerkannt) in writing by the Seller or have been established by a final decision (rechtskräftig festgestellt) of a competent court (Gericht) or arbitral tribunal (Schiedsgericht).

7.	CONDITIONS TO CLOSING

7.1	Closing Conditions

The respective obligations of the Seller and the Purchaser to take the Closing Actions and to effect the Closing are subject to the satisfaction of the following conditions precedent (aufschiebende Bedingungen) (collectively the “Closing Conditions”):

The merger control clearances for the Transaction of all merger control authorities set out in Exhibit 7.1 (collectively the “Merger Control Clearances”) have been obtained or are deemed to be obtained (e.g., due to lapse of applicable waiting periods or due to jurisdiction having been declined by the relevant Governmental Authority) or it turns out that the Closing of the Transaction is otherwise permissible pursuant to such merger control laws.

The foregoing Closing Conditions, i.e., the Merger Control Clearances, together also, the “Clearances”.

7.2	Satisfaction of the Closing Conditions

(a)	Filing Obligation

The Purchaser shall procure (steht dafür ein) that any filings necessary to obtain the Clearances are, subject to having received all reasonably necessary information specifically requested by the Purchaser from the Seller in relation to the Seller and the Group Companies that is required to complete these filings, prepared prior to and made on January 3, 2023, unless applicable law requires an earlier filing, in which case the relevant filings shall be made on such earlier date. The Purchaser shall provide the Seller with drafts of any filings and submissions to be made by the Purchaser to obtain Clearances and shall take the Seller’s comments into due consideration. To the extent filings, in order to obtain Clearances, are to be made jointly by the Seller and the Purchaser under applicable laws, such filings shall, unless otherwise requested by the Seller and to the extent permitted by law, be made by the Purchaser also on behalf of the Seller but only subject to the Seller’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), and the Purchaser may withdraw any filings or agree with any Governmental Authority on an extension of any applicable examination periods only with the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed). The Purchaser shall particularly require the Seller’s prior written consent with respect to any referral of a merger control proceeding from the merger control authorities set forth in Exhibit 7.1 to the European Commission.

“Governmental Authority” means (i) any government, governmental or quasi-governmental authority, entity, ministry, department, commission, board, agency or instrumentality, (ii) any court, tribunal, or judicial or arbitral body, whether federal, state, provincial, local or foreign and (iii) any body exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or Tax Authority or power of any nature.

(b)	Cooperation

Subject to appropriate measures being taken to safeguard (including from the Purchaser) the confidentiality of commercially sensitive information and business secrets (which may be provided on a counsel-to-counsel basis only), the Seller undertakes to reasonably cooperate with the Purchaser for purposes of the filings for the Clearances by providing (to the extent available when applying reasonable efforts) the information concerning the Group and such additional information as may be reasonably requested by the competent Governmental Authorities. Where, in the relevant Party’s reasonable discretion, such copy contains confidential information about that Party or any of its Affiliates that must not be disclosed to the other Party pursuant to applicable antitrust laws, (i) the copy, including the respective information but without any information relating to valuation, shall be provided to legal counsel of the other Party on a “counsel-to-counsel” basis, and (ii) the copy, excluding the respective information, shall be provided to the other Party.

(c)	Seller’s Participation Rights

The Purchaser shall give the Seller reasonable advance notice of any notification, submission or other communication which it proposes to make or submit to any Governmental Authority in connection with obtaining the Clearances and provide the Seller with copies of such draft notification, submission or material correspondence and any material supporting documentation or information reasonably requested by the Seller. The Purchaser undertakes to take any comments of the Seller in relation to any such notification, submission or communication into due consideration. The Purchaser shall keep the Seller fully and regularly (i.e., at least once every week after the Signing Date) in writing informed of the progress of any notification made in order to obtain the Clearances (including the exchange with the respective Governmental Authorities in connection with obtaining the Clearances) and the status of the satisfaction of the Closing Conditions, and provide the Seller with (i) a copy of any respective material written communication received from any Governmental Authority and (ii) material written summaries of any respective oral communication with any Governmental Authority. The Seller and its advisors shall be given the opportunity to attend all meetings and telephone communication related to the Clearances with any Governmental Authority or other persons or bodies (unless prohibited by such Governmental Authority or other person or body) and make oral submissions at such meetings, such submissions being coordinated with and agreed upon by the Purchaser’s counsel beforehand, unless this is denied by the relevant Governmental Authority or other person or body. The Purchaser shall inform the Seller and its advisors in due course ahead of any meeting or material telephone communication in order to facilitate the Seller or the Seller’s advisors’ participation.

(d)	Responsibility

In order to enable the Parties to consummate the transactions as contemplated under this Agreement in a timely manner, the Purchaser shall take and shall cause its Affiliates to take any and all steps necessary to obtain the Clearances at the earliest reasonably possible date and to avoid or eliminate each and every impediment under any antitrust, competition, trade, foreign investment, or other relevant laws that may be asserted by any Governmental Authority. In particular, the Purchaser shall offer, and shall procure (steht dafür ein) that its Affiliates will offer to the Governmental Authorities the acceptance and satisfaction of any obligations or conditions imposed or commitments, agreements or other actions requested by any Governmental Authority and the compliance therewith, as promptly as practicable, whether in the form of hold-separate arrangements, the sale, divestiture or disposition of the assets, properties or businesses of the Group, and the performance of such other actions and the entrance into such other arrangements, as are necessary or desirable to avoid that the consummation of the transactions contemplated under this Agreement are materially delayed or prohibited. Notwithstanding anything to the contrary in this Agreement including the foregoing, nothing in this Section 7.2(d) or any other provision in this Agreement shall require or oblige the Purchaser or any of its Affiliates to take, propose, or agree to any action with respect to the ownership, operations, governance, business or assets of the Purchaser or its Affiliates, including, but not limited to, selling or otherwise disposing of, or holding separate, any business, assets, properties, terminating or creating any relationships, contractual rights, obligations or other arrangements or effectuating any other change or restructuring of the Purchaser or its Affiliates, unless such action would not affect the Purchaser and its Affiliates, taken as a whole, in a material way. For the avoidance of doubt, the preceding sentence does not apply to the Group Companies subject to Closing having occurred.

“Affiliate” in this Agreement means any affiliated company (verbundenes Unternehmen), irrespective whether German or foreign, within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz), and shall have an equivalent meaning if the entity is subject to a foreign jurisdiction as well as any corporation, company or other entity or partnership which Controls, or is Controlled, or is under common Control, directly or through one or more intermediaries, as long as such Control exists.

“Control” means the power to influence (beherrschen), direct or cause the direction of the management and policies of a person, whether (i) by means of the holding of shares, or the possession of voting power, in or in relation to that or any other corporate body, or (ii) by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other corporate body.

(e)	No Interference

The Purchaser undertakes not to, and shall procure (steht dafür ein) that its Affiliates will not, take any action, enter into any transaction or into any agreement between the date hereof and Closing to effect any transaction (including any merger or acquisition), that might reasonably be expected to make it materially more difficult, or to materially increase the time required, to obtain any of the Clearances, or otherwise prevent, materially delay or materially interfere with the consummation of the transactions contemplated under this Agreement.

(f)	Notification; Non-Satisfaction of Clearances

The Purchaser shall inform the Seller without undue delay (ohne schuldhaftes Zögern) in writing and attaching the relevant documentation if (i) the Closing Conditions have been satisfied, (ii) it becomes reasonably likely that the Clearances require more than one (1) notice or certificate or similar confirmation by one or more Governmental Authorities, (iii) it becomes reasonably likely that any of the Clearances will not be obtained or will not be obtained in a timely manner or if obligations or conditions will or are likely to be imposed by a Governmental Authority, or (iv) the Closing Conditions

have permanently lapsed. If the Closing is prohibited by any Governmental Authority, upon request of the Seller, the Purchaser shall contest such decision (including by way of litigation), at the Purchaser’s cost and indemnifying the Seller against any reasonable and documented out-of-pocket costs and expenses incurred by the Seller in connection with such contestation, and use other reasonable efforts to ensure that the Closing may be consummated as contemplated by this Agreement and as timely as reasonably practicable.

(g)	No Adjustment of the Total Purchase Price

For the avoidance of doubt, the Purchaser may not request any adjustment of the Total Purchase Price or any portion thereof or any other amendment to this Agreement as a result of (i) any divestiture or other action required or taken by the Guarantor, the Purchaser or any of its Affiliates or (ii) any decision by a Governmental Authority prohibiting any transaction contemplated hereby in whole or in part.

8.	CLOSING DATE; CLOSING; CLOSING ACTIONS

8.1	Place and Time of Closing

The consummation of the Transaction (the “Closing”) shall occur at 9:00 hrs. (CET) on the tenth (10th) Business Day after the day on which the last Closing Condition is satisfied or waived in accordance with this Agreement (to the extent permitted by applicable law) at the offices of Latham & Watkins LLP, Reuterweg 20, 60323 Frankfurt am Main, Germany, but in no event earlier than on 10 March 2023, or at any other time, date or place (or virtually) mutually agreed upon in writing by the Seller and the Purchaser (the “Scheduled Closing Date”), provided that the Seller has delivered to the Purchaser the Purchase Price Notification and the Bank Repayment Amount Notification in accordance with this Agreement. The date on which the Closing actually occurs and on which the last of the Closing Actions has taken place or has been duly waived shall be referred to as the “Closing Date”.

“Business Day” means any day, other than Saturdays and Sundays, on which banks are open for general business in Frankfurt am Main (Germany), Munich (Germany), London (United Kingdom), Luxembourg (Grand Duchy of Luxembourg) as well as in New York City (United States, State of New York) and Westminster (United States, State of Colorado).

8.2	Closing Actions

On the Scheduled Closing Date, and subject to the Seller having delivered to the Purchaser the Total Purchase Price Notification, the Bank Repayment Amount Notification and a pdf-copy of the executed Release Letter in accordance with this Agreement, the Seller and the Purchaser (as the case may be) shall take, or cause to be taken, the following actions concurrently (Zug um Zug) (the “Closing Actions”):

(a)

Unless this has already occurred prior to the Scheduled Closing Date, the Seller shall deliver to the Purchaser a copy of the Paying Agent Agreement in written form executed by all parties thereto other than the Purchaser;

(b)	The Purchaser shall pay an amount equal to the Total Purchase Price into the Seller’s Account and such amount shall be credited to the Seller’s Account;

(c)

The Purchaser shall pay an amount equal to the Bank Repayment Amount on behalf of the relevant Group Companies into the Finance Parties’ Bank Account and the Bank Repayment Amount shall be finally credited to the Finance Parties’ Account;

(d)	The Seller shall deliver to the Purchaser a copy of the executed Upstream Loan Termination Agreement;

(e)	The Seller shall deliver to the Purchaser copies of the executed Advisory Board Termination Documentation; and

(f)

The Purchaser shall deliver to the Seller evidence that any directors & officers insurance which existed up and until the Scheduled Closing Date for the benefit of any Indemnified Person has been updated for a run-off period of six (6) years following Closing in a way to secure that potential claims against an Indemnified Person based on acts or omissions up to and until Closing are covered in accordance and subject to Section 14.1(b).

8.3	Closing Confirmation

Following the performance (or valid waiver in accordance with Section 8.5) of the Closing Actions, the Seller and the Purchaser shall execute a closing confirmation substantially in the form as attached in Exhibit 8.3 (the “Closing Confirmation”) confirming the due fulfillment and/or waiver, as the case may be, of the Closing Conditions and the due performance and/or waiver, as the case may be, of the Closing Actions. The legal effect of the Closing Confirmation shall be to serve as prima facie evidence that the Closing Conditions have been fulfilled and/or duly waived and that the Closing Actions have been performed and/or duly waived, provided that (i) upon execution of the Closing Confirmation, the Condition Precedent shall be irrefutably deemed to be satisfied, and (ii) the execution of the Closing Confirmation shall not limit or prejudice any rights of the Parties arising under or in connection with this Agreement or under applicable law.

8.4	Power of Attorney

Subject to the completion of Closing, the Seller hereby grants to the Purchaser an irrevocable power of attorney to exercise all shareholder rights pertaining to the respective Sold Shares as of the Closing Date, and the Seller agrees not to exercise any shareholder rights with regard to the Sold Shares during the period between the Closing Date and the publication of the revised shareholders’ list in the relevant commercial register of the Companies to the extent legally permitted. This power of attorney (i) is, with respect to the Sixfold Minority Shares, granted as sub-power of attorney based on the voting rights power of attorney granted to the Seller under the Sixfold SPA and (ii) shall expire automatically if the updated shareholders’ list showing the Purchaser as sole shareholder of the Companies has been published in the commercial register of the Companies. The Purchaser shall indemnify the Seller for any and all damages incurred by the Seller as a result of the Purchaser’s exercise of this power of attorney.

8.5	Waiver of Closing Actions

The Seller and the Purchaser may waive the performance or sequence of any of the Closing Actions (or parts thereof) by way of written agreement, provided that (i) each of the Closing Actions pursuant to Sections 8.2(b), 8.2(c) and 8.2(f) may be unilaterally waived in writing by the Seller and (ii) the Closing Actions pursuant to Sections 8.2(a), 8.2(d) and 8.2(e) may be unilaterally waived in writing by the Purchaser. Any such waiver shall (i) not prejudice any rights or remedies which may be available to the waiving Party under or in connection with this Agreement, and (ii) only apply to the punctual performance of the respective Closing Action on the Scheduled Closing Date (i.e., the waiving Party shall be entitled to request due performance after the Closing Date).

8.6	Consequences of Non-Satisfaction of the Closing Conditions or Non-Performance of Closing Actions

(a)	The Seller shall be entitled to terminate this Agreement by way of rescission (Rücktritt) with effect for all Parties by giving written notice thereof to the Purchaser if either:

(i)	Closing has not taken place by 30 June 2023 (the “Long Stop Date”), whether because the Closing Conditions are not fulfilled or otherwise; or

(ii)

the actual payment of any payments by the Purchaser under this Agreement to be made on the Scheduled Closing Date is not made and the final receipt of such payments on the respective account pursuant to Section 6.2 has not occurred in full, in each case at the latest on the fifth (5th) Business Day following a written (including text form) warning by the Seller (which may only be issued after the day when the respective payment is due in accordance with the terms of this Agreement).

(b)	The Purchaser shall be entitled to terminate this Agreement by way of rescission (Rücktritt) with effect for all Parties by giving written notice thereof to the Seller if either:

(i)	Closing has not taken place by the Long Stop Date, whether because the Closing Conditions are not fulfilled or otherwise; or

(ii)

the Closing Actions to be taken by the Seller under this Agreement on the Scheduled Closing Date are not taken, in each case on the fifth (5th) Business Day following a written (including text form) warning by the Purchaser (which may only be issued after the day when the respective Closing Action is due in accordance with the terms of this Agreement).

(c)

Notwithstanding anything to the contrary in Sections 8.6(a) and (b), no Party is entitled to terminate this Agreement if the relevant Party is responsible for (ursächlich zu vertreten haben) the non-fulfilment of the relevant Closing Conditions or the relevant Party has on the Scheduled Closing Date not been capable of preparing or failed to completely perform all Closing Actions to be performed by it, as applicable.

(d)

Sections 8.6(d) (Consequences of Termination), 16 (Seller’s Remedies),18 (Confidentiality), 19 (Guarantors Undertaking), 20 (Miscellaneous), 21 (Governing Law and Place of Jurisdiction) and 22 (Severability) of this Agreement shall also survive and remain in full force and effect after a termination of this Agreement.

9.	SELLER’S GUARANTEES

9.1

The Parties have intensively discussed and negotiated if and to what extent the Seller shall be liable for defects relating to the Sold Shares, the Group and the Business and have decided to depart from the statutory warranties regarding a sale (gesetzliche Kaufgewährleistung). Instead, the Parties have agreed to replace the statutory system and provide for an independent catalogue of specific rights of the Purchaser individually agreed between the Parties as set forth in Sections 9, 10, 11 and 12. Subject to the limitations of liabilities and the explicit restrictions and exclusions of certain legal rights agreed in this Agreement, the Seller represents and warrants to the Purchaser by way of an independent promise of guarantee (selbständiges Garantieversprechen) pursuant to section 311 paragraph 1 BGB that the statements set out in Sections 9.2 to 9.4 in connection with Exhibit 9.4 (each a “Seller’s Guarantee” and together the “Seller’s Guarantees”, and the Seller’s Guarantees pursuant to Sections 9.2 and 9.3, the “Fundamental Guarantees”) are true and correct as at the Signing Date, unless a different date is set out in the relevant Seller’s Guarantee, whereby it is understood and agreed by the Parties that:

(a)

the Seller’s Guarantees shall be the sole and exclusive guarantees (i.e., there shall be no other (implicit or explicit) guarantees, representations, confirmations or assurances) by the Seller under or in connection with this Agreement;

(b)	the Seller’s Guarantees are given on the grounds (Geschäftsgrundlage) that, for the purposes of giving the Seller’s Guarantees,

(i)

the Seller may not have first-hand knowledge with respect to the subject matters of the Seller’s Guarantees set forth in Exhibit 9.4 and, except as explicitly and specifically set out in Section 9.5, neither the Seller nor any of its (managing) directors, managers, employees or advisors have independently examined or verified the underlying facts, matters, circumstances or statements made in such Seller’s Guarantees set forth in Exhibit 9.4 or the Exhibits or Schedules as prepared by the Companies or any other Group Company and their management, but had rather to rely on documentation and information made available by the management and employees of the Group Companies as well as the reasonable assurances given by the management and employees of the Group Companies in the inquiry as set out in Section 9.5 and related disclosures,

(ii)

nothing in this Agreement shall imply a duty of the Seller (including its (managing) directors, managers, employees or advisors) to make specific or other inquiries or researches of whatever nature, in particular beyond the inquiry as set out in Section 9.5,

(iii)

the lack of (A) such first-hand knowledge, (B) the ability to independently verify such Seller’s Guarantees, and (C) such examinations or verifications of the Seller, or the need to rely on reasonable assurances made by the management and employees of the Group Companies shall as such in no event be regarded as acting in a fraudulent manner (keine Arglist aufgrund Angaben “ins Blaue hinein” wegen unterbliebener Untersuchungen oder Überprüfungen des Verkäufers), and

(iv)

except for its rights and claims under this Agreement or agreements between the Purchaser and the Seller referred to herein (if any), the Purchaser waives any rights and claims against the Seller based on such legal grounds to the largest extent legally permissible and the Seller accepts such waiver.

9.2	Power and Authority

On the Signing Date and on the Closing Date:

(a)

The Seller has the full corporate and legal authority to enter into this Agreement and, subject to obtaining the Clearances, to carry out the Transaction; this Agreement has been duly executed by or on behalf of the Seller and constitutes a binding obligation.

(b)

Save for any potential obligation, condition or commitment or other agreement required by the competent Governmental Authorities as a result of any filing in accordance with Section 7.2, there is, to the Seller’s Knowledge, no action, suit, investigation or proceeding pending or threatened against the Seller before any Governmental Authority which challenges or seeks to prevent the Transaction.

On the Signing Date, no (preliminary) insolvency or similar proceedings have been opened, or, to the Seller’s Knowledge, applied for by a third party to be opened over the assets of the Seller. No reasons exist that would require for the filing for the opening of insolvency or similar proceedings over the assets of the Seller.

9.3	Title to Sold Shares; No Insolvency

(a)	On the Signing Date and on the Closing Date:

(i)	The Companies are duly incorporated and are validly existing under the laws of Germany.

(ii)	The Sold Shares constitute the entire issued share capital of each of TP Group Holding and Sixfold.

(iii)

The Seller is the sole legal and beneficial owner and entitled to freely dispose (subject only to applicable law and obtaining the Clearance(s) by the Purchaser) of the Sold TP Shares and the Sixfold Majority Shares.

(iv)

The Sold TP Shares and the Sixfold Majority Shares are free from any third party rights and clear of any encumbrances (Belastungen), are validly issued and the contributions thereon (Einlagen) are fully paid up and have not been repaid; there is no additional contribution obligation (Nachschusspflicht).

(b)	On the Closing Date:

(i)

The Sixfold SPA has (i) not been terminated in accordance with its terms and the parties to the Sixfold SPA have not exercised any rights of termination and (ii) not been amended, restated, revised or otherwise modified that it could adversely affect the transfer of the Sixfold Minority Shares from the Sixfold Minority Shareholders to the Seller and/or the sale and transfer of the Sold Sixfold Shares by the Seller to the Purchaser.

(ii)	The Seller is the sole legal and beneficial owner and entitled to freely dispose (subject only to applicable law) of the Sixfold Minority Shares.

(iii)

The Sixfold Minority Shares are free from any third party rights and clear of any encumbrances (Belastungen), are validly issued and the contributions thereon (Einlagen) are fully paid up and have not been repaid; there is no additional contribution obligation (Nachschusspflicht).

(c)	On the Signing Date and on the Closing Date:

(i)	The Core Group Companies (other than the Companies) are duly incorporated and are validly existing under the law of their respective jurisdiction.

(ii)	The Subsidiary Interests held by a Group Company in any Core Group Company (other than any of the Companies) constitute the whole of the issued share capital of the respective Core Group Company.

(iii)

The Subsidiary Interests in a Core Group Company (other than any of the Companies) are, in each case, solely held, directly and indirectly, by the Companies, and no third party holds Subsidiary Interests in any of the relevant Core Group Companies.

(iv)

Except as provided for under the Financing Collateral (if any), the Subsidiary Interests in the Core Group Companies (other than the Companies) are free from any third party rights and clear of any encumbrances, are validly issued and the contributions thereon are fully paid up and have not been repaid; there is no additional contribution obligation.

(d)

On the Signing Date, no (preliminary) insolvency or similar proceedings have been opened or, to the Seller’s Knowledge, applied for by a third party or a Core Group Company to be opened over the assets of a Core Group Company. There are no circumstances that would oblige the managing directors of a Core Group Company to apply for the opening of insolvency or similar proceedings with regard to a Core Group Company based on applicable laws.

9.4	Further Guarantees

Exhibit 9.4 sets out further Seller’s Guarantees. All further Seller’s Guarantees set out in Exhibit 9.4, except for the Seller’s Guarantees set forth in section 2 of Exhibit 9.4 (Subsidiary Interests) and section 3 of Exhibit 9.4 (Related Party Agreements) are given by the Seller only (i) subject to Seller’s Knowledge and (ii) for the time period since 21 March 2019, or, if the respective Group Company has become part of the Group at a later point in time, since the respective closing date of the respective add-on acquisition.

9.5	Seller’s Knowledge

(a)

For the purposes of and in connection with this Agreement, “Seller’s Knowledge” means exclusively the individual actual knowledge (positive Kenntnis) of each of the persons listed in Exhibit 9.5(a) (the “Seller’s Knowledge Bearers”) at the Business Day prior to the Signing Date gained after the inquiry pursuant to Section 9.5(b). Seller’s Knowledge shall be determined

(i)	for each Seller’s Knowledge Bearer separately, i.e., there shall be no attribution of knowledge between the Seller’s Knowledge Bearers; and

(ii)	without the attribution of any actual or deemed knowledge of any other person.

The Parties agree that any liability of the Seller with regard to constructive knowledge or with regard to information available in any files, documents or correspondence of the Group or the Seller, but not actually known by the respective Seller’s Knowledge Bearer (aktenmäßig verfügbar, aber nicht positiv bekannt), shall be excluded and waived and therefore does not form part of Seller’s Knowledge.

(b)

Prior to the Signing Date, the Knowledge Bearers discussed the Seller’s Guarantees with the persons listed in Exhibit 9.5(b) (each an “Inquired Individual”) and inquired whether to the individual actual knowledge of the Inquired Individuals at the time of their inquiry by the Seller’s Knowledge Bearers there are any facts that would render the Seller’s Guarantees as being not true or incorrect as at the respective date of such inquiry. It is the understanding of the Parties and accepted by the Purchaser, that the Inquired Individuals have not conducted any inquiry, interviews or special review with a view to the Seller’s Guarantees and/or the inquiry process conducted in accordance with this Agreement.

9.6

The Seller does not make any guarantees, representations, confirmations or assurances regarding the Sold Shares, the Group Companies and/or the Business other than the Seller’s Guarantees as explicitly set forth in and based on the terms of this Agreement. The Purchaser hereby expressly confirms and agrees to acquire the Sold Shares, the Group Companies and the Business based upon the Purchaser’s own inspection, examination and evaluation/assessment with respect thereto, including the extensive due diligence investigation with assistance of the Purchaser’s Representatives (the “Due Diligence”), without reliance upon any express or implied representations, warranties or guarantees of any nature made by the Seller except for the Seller’s Guarantees. Without limiting the generality of the foregoing, the Purchaser acknowledges that the Seller gives no representation, warranty or guarantee with respect to:

(a)

any projections, estimates or budgets delivered or made available to the Purchaser or its Affiliates or any of their respective (managing) directors, employees, agents, advisors or other representatives who advised the Purchaser or its Affiliates on, or were otherwise involved in, the Transaction (the “Purchaser’s Representatives”) of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) or the future business operations of the Group Companies; or

(b)

any other information or documents made available to the Purchaser’s Representatives in the Data Room or otherwise, particularly with respect to the past, current or future business or the Group, except as expressly set forth in the Seller’s Guarantees.

10.	SELLER’S COVENANTS

10.1	Conduct of Business

Without undue delay after the Signing Date, the Seller shall in its capacity as shareholder of the Companies pass a shareholder’s resolution at the Companies, substantially in the form as attached hereto as Exhibit 10.1(i), to instruct the Company Managers (i) to conduct the Business of the Group Companies in the ordinary course of business, and (ii) not to take and procure that the Group Companies will not take any of the following actions (but excluding mere intra-Group measures) between the date of this Agreement and Closing without the Purchaser’s prior consent, which shall not be unreasonably withheld, conditioned or delayed, and deemed to be granted if the Purchaser does not object to the proposed action within five (5) Business Days after having received a written request by the Seller:

(a)	any amendment of any of TP Group Holding’s and Sixfold’s articles of association;

(b)	the dissolution or liquidation of any of the Core Group Companies;

(c)

any adoption of any enterprise agreements within the meaning of sections 291 and 292 German Stock Corporation Act (Aktiengesetz) or similar agreements under the laws of other jurisdictions with third parties outside the Group;

(d)

any merger, split-off or other company reorganization within the meaning of and pursuant to the German Reorganization Act (Umwandlungsgesetz) or any equivalent provisions under other applicable laws, in each case involving the Group Companies;

(e)

any (i) acquisition or disposal of shares or equity interests in any company or partnership for a consideration in excess of [***] in the individual case and (ii) sale, transfer or any other disposal or encumbrances of shares or equity interests in any Core Group Company;

(f)

any issuance of any shares or other securities with regard to the Core Group Companies or granting of any option or other right to acquire such securities to any third party (i.e., any party other than a Group Company);

(g)	sale, transfer, dispose of, abandon or permit to lapse any rights to any Owned IP Rights and/or Owned Software in a manner that materially restricts the use of Owned IP Rights and/or Owned Software as

required for the conduct of the Business or create, incur, assume or permit any liens, encumbrances, and/or any other rights of any third party with respect to Owned IP Rights and/or Owned Software;

(h)	acquire any ownership interest or enter into any lease agreement in respect of any real property for a consideration in excess of [***], in the aggregate;

(i)

any (i) change of terms or any other material change, amendment or modification of the Financing Agreements and (ii) incurrence by the Group Companies of any new financial indebtedness for borrowed money in excess of [***], in the individual case, and [***] in the aggregate, other than under the Financing Agreements or in the ordinary course of business consistent with past practice;

(j)

execute, terminate or materially amend any agreement with any Key Employee (or a new employee who would have been a Key Employee had it been employed by the Group already at the date hereof) relating to the employment of, or services rendered by, such Key Employee other than in the ordinary course of business consistent with past practice;

(k)	execute, terminate or materially amend any Material Agreement other than in the ordinary course of business consistent with past practice;

(l)	cancel, settle or waive any claim or pending or threatened litigation or arbitration involving a Group Company exceeding [***] in the individual case;

(m)

enter into any agreements between a Group Company and the Seller or a Seller Related Party (excluding bona fide agreements in the ordinary course and at arm’s length terms with any Hg Portfolio Company) (the “Related Party Agreements”);

(n)

file an amended Tax Return (other than routine changes having no material adverse effect on the Tax position of the Purchaser or any of the Group Companies) or make an amendment to any other document, election, claim or surrender relating to Tax which has been submitted to or filed with a Tax Authority, file a Tax Return inconsistent with past practice, settle or otherwise compromise any Tax Audit, change any Tax reporting or payment policy, change Tax residence or make any other changes to the approach adopted or positions or actions taken prior to the date of this Agreement in respect of Tax matters, in each case, by, of or as relates to any Group Company;

(o)	any other action that requires under the Companies’ rules of procedure (Geschäftsordnung) the prior consent of the respective shareholders’ meeting or other respective corporate body; and

(p)	enter into any agreement to take any of the actions set forth under lit. (a) through (o) above,

provided that any action which does not exceed a threshold or is covered by an exception in each case set forth in lit. (a) through (n), shall not be subject to the Seller’s prior consent pursuant to lit. (o) or otherwise in this Section 10.1.

“Hg Portfolio Companies” shall be all portfolio companies held by a limited partnership or fund managed or advised by Hg Pooled Management Limited.

This	Section 10.1 shall not operate so as to prevent or restrict any measures, actions and/or transactions:

(a)	disclosed in Exhibit 10.1(ii);

(b)	contemplated by or any facts or events specifically and identifiably disclosed in this Agreement;

(c)	required to comply with (A) any applicable law or (B) any contract, arrangement, licence or consent entered into by or relating to any Group Company before the Signing Date;

(d)

reasonably undertaken by any Group Company in an emergency or disaster situation or in respect of Covid-19 with the intention of minimising any adverse effect of such situation in relation to the Group; or

(e)	taken at the request or instruction of, or with the consent of, the Purchaser or any Purchaser’s Representatives.

For purpose of this Agreement, “Covid-19” means the novel coronavirus, SARS-CoV-2 or Covid-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies. For the avoidance of doubt, the Seller’s obligations under this Section 10.1 shall be limited to passing a shareholder’s resolution at the Companies substantially in the form as attached hereto as Exhibit 10.1(i).

10.2	No Leakage

Subject to the limitations and restrictions set forth in relation to Leakage in this Agreement, the Seller (i) represents and warrants to the Purchaser by way of an independent promise of guarantee (selbständiges Garantieversprechen) pursuant to section 311 paragraph 1 BGB that in the period between the Effective Date and the Signing Date, the Group Companies have not effected or permitted and the Seller procures that the Group Companies will, from the Signing Date and until the Closing Date, not effect or permit any Leakage that has not been or is not remedied by the Seller or Seller’s Affiliates towards the Group prior to or on the Closing Date and except for Permitted Leakage.

(a)

“Leakage” shall mean any of the following actions in each case if and to the extent carried out to or for the benefit of the Seller or any Seller Related Party (other than Sections 10.2(a)(ix) and 10.2(a)(x) where such requirement shall not apply) prior to the Closing:

(i)	any payment of dividends or comparable distributions by the Group Companies (in cash or in kind or any forms of equity);

(ii)

any payment of any fees (including advisory fees, management fees, transaction fees, services fees, monitoring fees, director’s fees or other charges) by the Group Companies, whether in cash or in kind;

(iii)	any assumption of liabilities which are owed by the Seller or any Seller Related Party to a Group Company;

(iv)	any return of capital (whether by reduction of capital or redemption or purchase of shares or otherwise) by any Group Company;

(v)

any assumption or granting of guarantees or securities by a Group Company for any financial debt owed by the Seller or a Seller Related Party except under the Financing Agreements and the Financing Collateral;

(vi)	any issuance of any debt securities or granting of a loan by any Group Company;

(vii)

any waiver, release or discount, or commitment to waive, release or discount, by any of the Group Companies of a claim against or any amount or obligation owed or due by the Seller or a Seller Related Party;

(viii)	any transfer of assets by any Group Company at an undervalue, other than a transfer to any other Group Company;

(ix)

any payment by any Group Company of any fees or reimbursement of costs or commissions to any advisor, broker or finder, or any transaction or exit bonus, compensation, or other special incentive to any board member, (managing) director, officer or employee of the Group Companies, in each case in connection with the execution of this Agreement or the Transaction other than (i) those listed in Exhibit 10.2(a)(ix) and (ii) the expenses or fees incurred by any of the Group Companies for legal or other professional advice predominantly rendered for the benefit of a Group Company or for the benefit of members of their corporate bodies listed therein and unrelated to the Transaction (the “Transaction Bonuses/Costs”);

(x)

any payment of fees or reimbursement of costs to any third party (such as advisory, services or consultancy fees) by the Group Companies in connection with the Transaction (such as advisory fees to prepare and implement the Transaction);

(xi)

any binding agreement by any Group Company to do any of the foregoing listed in Sections 10.2(a)(i) to 10.2(a)(x) above, it being understood that the obligation to pay interest under the Financing Agreements that are going to be repaid in accordance with this Agreement shall in no event constitute Leakage; and

(xii)

any (A) withholding Taxes, (B) non-refundable VAT or (C) Taxes resulting from a constructive dividend for Tax purposes, each payable or accruing as a consequence of any of the items in Sections 10.2(a)(i) to 10.2(a)(xi) above;

provided that, for the avoidance of doubt, any (A) Permitted Leakage (including any Taxes in connection therewith) and (B) actions or matters under Section 10.2(a)(i) to 10.2(a)(viii) above to or for the benefit of a Group Company and/or any third party which is not a Seller or a Seller Related Party shall not constitute Leakage and shall not be prohibited.

(b)

“Permitted Leakage” shall mean any distribution, payment, cost, action, matter or transaction (in each case, up to the amount specifically contemplated, reflected, disclosed or referred to) if and to the extent:

(i)	specifically and identifiably contemplated or referred to under this Agreement;

(ii)

relating to a bona fide arm’s length transaction in the ordinary course of business between the Group and Hg Portfolio Companies, provided that any transaction related to the preparation and implementation of the Transaction shall not be Permitted Leakage;

(iii)	resulting in or qualifying as internal administration or internal overhead costs of the Group Companies incurred in connection with the preparation of the Transaction, including the Due Diligence;

(iv)

specifically reflected in the equity bridge as a deduction item attached hereto as Exhibit 10.2(b)(iv) (the “Equity Bridge” and each such deduction item specifically reflected in the Equity Bridge, a “Deduction Item”);

(v)

made in fulfilment of management service, advisory or employment agreements or towards managers of the Group or a Seller Related Party under and in accordance with the relevant existing agreements Fairly Disclosed in the Data Room;

(vi)	approved by the Purchaser in writing, explicitly stating the Purchaser agrees to such item or matter being Permitted Leakage; and/or

(vii)	disclosed in Exhibit 10.2(b)(vii).

(c)	“Seller Related Party” means with respect to the Seller:

(i)	any Affiliate of the Seller (other than the Group Companies); and

(ii)	director, officer or employee of (A) the Seller, (B) any Affiliate of the Seller other than the Group Companies and (C) any entity that is Controlled by any such officer, director or employee,

in each case except for any Group Company (and the term Seller Related Party shall for purposes of this lit. (c) cover none of these).

(d)	Consequences of Leakage

If any Leakage (i.e., excluding Permitted Leakage) occurs, the Seller shall after the Closing compensate, on a Euro for Euro basis, the Purchaser or, at the Purchaser’s free discretion, the Group Company affected, for (i) the amount of the relevant Leakage (net of any Tax benefits) plus (ii) any withholding Taxes (Kapitalertragsteuer) paid as a direct consequence of the relevant Leakage, provided that the Purchaser shall first give the Seller, at the Seller’s free discretion, the opportunity of reversing, within a period of two (2) calendar months after receipt by the Seller of the respective Claim Notice, the relevant Leakage (e.g., by repaying or returning the amount paid or benefit granted by the relevant Group Company to such Group Company). The compensation obligation of the Seller set forth in this Section 10.2(d) is the only and final remedy available to the Purchaser in case of Leakage and the Purchaser shall not be entitled to claim for the compensation of Losses or other damages whether on the basis of this Agreement or on any other basis.

10.3	Exit Bonuses and Paying Agent Agreement

Certain shareholders of the Seller entered into virtual stock appreciation rights programs and incentive agreements in relation to the Transaction with certain managing directors and employees of the Group Companies (the “Bonus Recipients”), under which such Bonus Recipients will become entitled, upon the consummation of this Agreement, to receive from the respective shareholders of the Seller certain payments (together, the “Incentive Programs”). Prior to Closing and to facilitate the settlement of the Incentive Programs, the Parties and certain Group Companies shall enter into a paying agent agreement, substantially in the form as attached as Exhibit 10.3 (the “Paying Agent Agreement”). For the avoidance of doubt, the Parties acknowledge and agree that the Group Companies shall have no obligations or liabilities under the Incentive Programs, except for their role as paying agent in accordance with the Paying Agent Agreement.

10.4	No Seller’s Covenants after Closing

The Seller’s obligations under Section 10.1 (the “Interim Operations Undertakings”) and 10.2 (the “No Leakage Undertakings”), as well as the Seller’s obligation pursuant to Section 5.5(b) to procure that the Group Companies assist the Purchaser with arranging a new financing structure of the Group (together with any other covenants (Verhaltenspflichten) of the Seller under this Agreement, together the “Seller’s Covenants”) shall lapse (erlöschen) as of Closing.

11.	REMEDIES

11.1	Self-Contained Regime

The Parties hereby expressly exclude the application of sections 434 through 453 BGB as well as any and all statutory warranty claims thereunder and hereby agree that the Seller’s Guarantees in particular do not qualify as guarantees (Beschaffenheitsgarantien) within the meaning of sections 443 and 444 BGB, and that the consequences of any breach of the Seller’s Guarantees, the Seller’s Covenants and of any other obligation, covenant, agreement, undertaking by or claim against the Seller under or in connection with this Agreement shall exclusively be governed by the terms and conditions of this Agreement. Furthermore, the Parties confirm that the limitations to the Seller’s Guarantees, and Seller’s Covenants as specified in this Section 11 or otherwise in this Agreement shall form an integral part of the Seller’s Guarantees, and the Seller’s Covenants, and that the Seller’s Guarantees, and the Seller’s Covenants are only given subject to such provisions and limitations.

11.2	Administration of Purchaser Claims

(a)

The Purchaser undertakes to notify the Seller as to any potential breach of any of the Seller’s Guarantees or Seller’s Covenants or any other obligation, covenant, agreement, undertaking by or claim against the Seller under this Agreement (the “Purchaser Claim”) without undue delay but in any event within a period of four (4) weeks as from the Purchaser’s Knowledge Bearers’ knowledge of the relevant facts or circumstances forming the basis of and/or relating to a Purchaser Claim, provided that such notice (the “Claim Notice”) shall state, to the extent possible at the time, the nature of the Purchaser Claim in reasonable detail, including the amount involved to the extent such amount can already be reasonably determined at the time when such Claim Notice is given.

(b)

In case of any Purchaser Claim, the Seller may attempt to remedy the notified potential breach (alleged to give rise to the Purchaser Claim). If the Seller fails to remedy the potential breach within a period not to exceed two (2) calendar months after the Seller has received a Claim Notice or the potential breach cannot be remedied or the Seller has finally refused towards the Purchaser in writing to remedy the breach, the Purchaser shall be entitled to claim from the Seller (i) compensation of any Losses suffered by the Purchaser or the relevant Group Company, as applicable, in accordance with this Agreement or (ii) in case of Leakage, compensation pursuant to Section 10.2(d).

(c)

Without prejudice to the validity of the Purchaser Claim, the Purchaser shall procure (steht dafür ein) that the Group Companies allow, the Seller and its accountant(s) and professional advisors to reasonably investigate the matter and circumstances alleged to give rise to such Purchaser Claim, and whether and to what extent any amount is payable in respect of such Purchaser Claim, and, for such purpose, the Purchaser shall give and shall procure (steht dafür ein) that the Group Companies give, in each case at their own cost, such reasonably requested information and assistance, including, subject to contractual confidentiality undertakings or comparable obligations by law, reasonable access to the Group Companies’ premises and personnel during normal business hours and including the right to examine and copy or photograph any assets, accounts, documents and records as the Seller and/or its accountant(s) and/or its professional advisors may reasonably request.

(d)

This Section 11.2 shall not apply to claims for a breach of a Seller’s Guarantee other than a Fundamental Guarantee (i) where the Seller’s liability is subject to the Liability Cap and (ii) which are covered by the W&I Insurance (each, a “W&I Claim”).

11.3	Calculation of Damages

(a)

For purposes of determining the Seller’s liability in connection with a Purchaser Claim, other than for a Leakage Claim for which Section 10.2(d) shall apply, only the Losses incurred by the Purchaser or the relevant Group Company, as applicable, shall be taken into account. “Losses” shall mean damages (Schaden) calculated on a Euro-for-Euro basis without taking into account or applying any multipliers or ratios used by the Purchaser in determining the Base Purchase Price, and shall exclude (i) any potential or actual reduction in value (Minderung) of the Sold Shares and/or the Group Companies beyond the actual damage incurred at the level of the Purchaser or the relevant Group Company, as applicable, (ii) any consequential damages (Folgeschäden) or indirect damages (mittelbare Schäden) that are not reasonably foreseeable, (iii) any lost profits (entgangener Gewinn), (iv) any frustrated expenses (frustrierte Aufwendungen), and (v) any internal costs and expenses or overhead costs incurred by the Group Companies or the Purchaser. For the avoidance of doubt, any allegation or reasoning by the Purchaser to the effect that the Total Purchase Price or any portion (or component) thereof has been calculated or determined based on incorrect assumptions or would otherwise have been different, shall not be taken into consideration when determining the amount of Losses. The legal principles, as to (i) mitigation of damages (Schadensminderung) as well as (ii) the off-setting or reduction of losses by advantages or benefits (including any Tax benefits) due to the damaging event (Vorteilsausgleichung und Abzug “neu für alt”), in each case pursuant to sections 249 et seqq. BGB shall apply to all Purchaser Claims.

[***]

(b)

Any Losses incurred at the level of a Group Company in which the Companies do not directly or indirectly hold 100% of the shares or equity interests shall be taken into account only on a pro rata basis in proportion to the respective direct or indirect shareholding of the Seller (durchgerechnete indirekte Beteiligung) in such Group Company as of the Signing Date.

11.4	Consideration of Advantages

(a)	Any liability of the Seller for a Purchaser Claim other than for a breach of the No Leakage Undertakings shall be excluded if and to the extent:

(i)

Except with regard to W&I Claims to which this Section 11.4(a)(i) shall not apply, the amount of the Purchaser Claim is actually recovered under insurance policies or claims against third parties (with the Purchaser hereby undertaking to pursue and to procure (steht dafür ein) that the Group Companies will pursue any such insurance claim or claim against third parties with the care of a prudent business man (ordentlicher Geschäftsmann) and to the extent legally possible);

(ii)

the Purchaser Claim arises, or the amount of the Purchaser Claim is increased, as a result of changes in circumstances or changes in the legal position (including changes in law, jurisprudence, statute, ordinance, rule, regulation, general accounting policies or administrative practice of Governmental Authorities) which occurred after the Signing Date;

(iii)

the Purchaser Claim is based on circumstances or facts that have already been considered or claimed in relation to any other claim of the Purchaser against the Seller under this Agreement (no double dip);

(iv)	the matter to which the Purchaser Claim relates has been taken into account specifically and identifiably

(A)	in the Financial Statements as a specific write-off (Abschreibung), value adjustment (Wertberichtigung), liability (Verbindlichkeit) or provision (Rückstellung); or

(B)	in the Equity Bridge as a specific deduction item;

(v)

either the Purchaser or any of the Purchaser’s Representatives, or (following the Closing Date) any of the Group Companies or any of their respective (managing) directors, employees or other representatives or any successor to all or part of their business have caused or participated in causing or have aggravated such Purchaser Claim or any Losses resulting therefrom or failed to mitigate Losses pursuant to section 254 BGB; or

(vi)

the Purchaser has failed to comply with any of its covenants, obligations and other undertakings under Section 11.2 or Section 11.6 or Section 14.1, but only if and to the extent the failure has resulted in a Loss or has increased a Loss.

(b)

Any payments actually made by the Seller in order to discharge a liability, which is or becomes excluded or reduced under this Section 11.4, shall be refunded by the Purchaser to the Seller within ten (10) Business Days upon the occurrence of the event triggering such exclusion of liability. The Purchaser undertakes to properly inform, without undue delay, the Seller about any event which may trigger an exclusion or reduction of liability or a refunding obligation under this Section 11.4.

11.5	Effects of Knowledge

(a)

A Purchaser Claim cannot be raised against the Seller, and the Seller’s liability shall be excluded if and to the extent the facts or circumstances giving rise to a Purchaser Claim are actually known by the Purchaser’s representatives as set out in Exhibit 11.5(a) (the “Purchaser’s Knowledge Bearers”) at the Business Day prior to the Signing Date without the attribution of any actual or deemed knowledge of any other person. The Parties agree that any liability of the Purchaser with regard to constructive knowledge or with regard to information available in any files, documents or correspondence, but not actually known by the respective Purchaser’s Knowledge Bearer shall be excluded and waived and therefore, the Purchaser shall not be deemed to have knowledge of such matters and facts, provided that Section 11.5(b) shall remain unaffected.

(b)	The Purchaser shall be deemed to have knowledge of all matters and facts set out in this Agreement, including its Exhibits and Schedules, as well as all matters and facts Fairly Disclosed:

(i)

prior to 9 December 2022 at 12.55 pm Central European Time (the “Freeze Date and Time”) in the documents and documented information of a commercial, financial, accounting, Tax, legal and other nature concerning the Sold Shares, the Group Companies and the Business made available to the Purchaser and/or the Purchaser’s Representatives during, or in connection with, their Due Diligence, which include inter alia:

(A)

(i) the Project Trailblazer Tax Fact Book prepared by EY dated 10 November 2022, and (ii) the Project Trailblazer Financial Fact Book prepared by Deloitte dated 21 October 2022, (iii) the Project Trailblazer Legal Fact Book prepared by Latham & Watkins LLP dated 9 November 2022, and (iv) the Project Trailblazer Sell-Side Technical Due Diligence Report and Project Trailblazer Sell-Side Technical Due Diligence Summary Report each prepared by Crosslake dated 3 August 2022;

(B)

any documented presentation materials delivered and written information provided to the Purchaser and/or the Purchaser’s Representatives at management presentations, expert meetings and other meetings with any of (i) the Group Companies’ representatives (including the Group Companies’ (managing) directors, employees, advisors and counsel) and/or (ii) the Seller and/or the Seller’s Affiliates and/or its/their respective representatives (including their (managing) directors, employees, advisors and counsel); and/or

(C)

the written statements (including in e-mails) made, and written answers given, to the Purchaser and/or the Purchaser’s Representatives during the question & answer (Q&A) process instituted with respect to the Due Diligence that have been uploaded to the Data Room or Fairly Disclosed in the correspondence provided to the Purchaser via Email following the freeze of the Data Room that is listed on Exhibit 11.5(b)(i)(C) and during any other meetings or written correspondence with any of (i) the Group Companies’ representatives (including the Group Companies’ (managing) directors, employees, advisors and counsel) and/or (ii) the Seller and/or the Seller’s Affiliates and/or its/their respective representatives (including their (managing) directors, employees, advisors and counsel), including in the course of the negotiation of this Agreement; or

(ii)

prior to the Freeze Date and Time in the electronic data room operated by Datasite and maintained under the project name “Trailblazer” (the “Data Room”) and made accessible to the Purchaser and/or the Purchaser’s Representatives. The complete set of the content of the Data Room has each been set aside in electronic form on a USB memory stick (together the “USB Sticks” and each a “USB Stick”), one (1) copy of which has been handed over to the Seller, one (1) copy has been handed over to the Purchaser and two (2) copies have been handed over to the acting notary (the “Notary”) on the Signing Date. The Parties hereby instruct the acting notary to (i) keep these two (2) USB Sticks in safe custody until five (5) years from Closing provided that, if any Party has notified the notary in writing prior to the expiry of such date that arbitration or court proceedings are pending, the term of custody shall be prolonged until three (3) months after the arbitral proceedings have been concluded, (ii) release the USB Sticks in her custody to the Parties (i.e., one (1) USB Stick to the Purchaser and one (1) USB Stick to the Seller) upon the joint written request of the Seller and the Purchaser or upon expiry of the aforementioned custody period, but each Party may upon its written request and its own costs request a hard or soft copy (the form may be decided in the sole discretion of the notary) of all or a requested part of the data stored on the USB Stick, (iii) not to hand out the USB Stick to any of the Parties, but only to an arbitral tribunal or court if so requested in writing by either Party, in which case the Notary shall make customary arrangements with the arbitral tribunal or court to ensure that the USB Stick is returned into her custody as soon as the arbitral tribunal or court does no longer need the USB Stick for purposes of the arbitral or court proceeding and (iv) destroy the USB Stick after expiry of the deposit period whereas the Parties waive a destruction log being recorded.

(iii)	the relevant circumstances from which the relevant Purchaser Claim arises were reasonably apparent from publicly accessible commercial registers (Han-delsregister).

For the purpose of this Agreement, “Fairly Disclosed” shall mean disclosed in such place and in such reasonable detail that the relevant circumstances and/or risks could be identified by an experienced and professional (i) acquiror and/or (ii) advisor and by applying the standard of care of a prudent business person or professional, as applicable. For the avoidance of doubt, for purpose of this Section 11.5, any knowledge of the (managing) directors, officers or employees of the Group Companies prior to the Closing having occurred shall not be deemed (nicht zuzurechnen) to be knowledge of the Purchaser pursuant to section 166 BGB or section 166 BGB analogue prior to the Closing having occurred.

(c)	The limitations of this Section 11.5 shall not apply to any Exempted Claims.

11.6	Cooperation regarding Third Party Claims

(a)

In case of circumstances that may give rise to a Purchaser Claim and which relate to court rulings, awards or decisions of any arbitral tribunals or public orders issued or third party claims raised against the Purchaser or any of the Group Companies (collectively the “Third Party Claim”), any liability of the Seller shall be subject to the Purchaser’s compliance with the obligation to procure (steht dafür ein) that, in each case to the extent legally permitted,

(i)

the Seller shall without undue delay be properly informed and provided with all relevant documentation by the Purchaser regarding any judgment, ruling, decision, order, claim or proceeding which may give rise to a Third Party Claim (including copies of those documents that relate to or trigger a certain time limit (fristbezogene Dokumente));

(ii)	the Seller shall be given the opportunity to comment on, participate in and review any reports, audits, meetings and other measures or actions taken in respect of a Third Party Claim;

(iii)

no admission of liability, disposal, settlement, compromise, or binding declaration shall be made by or on behalf of the Purchaser or any Group Companies vis-à -vis any court, arbitral tribunal, public authority, or third party regarding a Third Party Claim without the prior written instruction or written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed);

(iv)

such measures or actions (including the selection of the advisors to be retained) shall be taken or omitted as the Seller may reasonably instruct to avoid, defend, dispute, appeal, resist, contest, compromise, settle, or otherwise administer such Third Party Claim;

(v)	for such defense, dispute, settlement, or administration action such advisors shall be retained as selected by the Seller;

(vi)

if legally permitted and requested by the Seller, the Group Companies give the Seller the opportunity to defend or settle the Third Party Claim at the Seller’s sole discretion. The Seller shall be entitled to participate in and direct all negotiations and correspondence with the relevant third party and to appoint and instruct legal counsel to act on behalf and as representative of the Group Companies (and the Purchaser shall procure (steht dafür ein) that the Group Companies issue any power of attorney as may be required for such purpose). No action by the Seller or the Seller’s Affiliates and their (managing) directors and employees, advisors and counsel in connection with the defense of the Third Party Claim shall, unless made explicitly and in writing, be construed as an implied acknowledgement (Anerkenntnis) by the Seller that a Purchaser Claim under or in connection with this Agreement is given or of the facts and circumstances underlying the alleged Purchaser Claim.

(b)

The Seller shall at any time instruct the measures and actions pursuant to lit. (a)(iv) above respectively shall defend the Third Party Claim if so elected pursuant to lit. (a)(vi) above with the diligence of a prudent business man (ordentlicher Geschäftsmann) and shall not take or instruct any such measure or action which is materially prejudicial to the legitimate business interests of the Group Companies.

(c)

To the extent the Seller is in breach of a Seller’s Guarantee or Seller’s Covenant or any other obligation, covenant, agreement, undertaking or claim under or in connection with this Agreement, relating to a Third Party Claim based on an enforceable arbitral award in accordance with Section 21(b) below or as acknowledged (anerkannt) by the Seller in writing, all costs and expenses reasonably incurred by the Purchaser in connection with the defense of such alleged Third Party Claim shall be borne by the Seller without increasing the Seller’s liability pursuant to this Section 11. If the Seller is not in breach of a Seller’s Guarantee or Seller’s Covenant or any other obligation, covenant, agreement, undertaking or claim under or in connection with this Agreement, relating to a Third Party Claim based on an enforceable arbitral award in accordance with Section 21(b) below or if the respective Third Party Claim has been withdrawn, any costs and expenses reasonably incurred by the Seller in connection with the defense of such alleged Third Party Claim shall be borne by the Purchaser. The failure of the Purchaser to fully comply with its obligations under this Section 11.6 shall release the Seller from its obligations with regard to any Purchaser Claim in respect of such Third Party Claim, except where such failure to comply has neither caused nor increased the Seller’s liability for a Third Party Claim.

(d)	Provided that the Purchaser has taken out a W&I Insurance, this Section 11.6 shall not apply for W&I Claims.

11.7	Adjustment of the Total Purchase Price

To the extent permitted by law, the Parties agree that all payments made pursuant to this Section 11 shall constitute adjustments of the Total Purchase Price relating to the Sold Shares.

12.	LIMITATION OF SELLER’S LIABILITY

12.1	All Purchaser Claims shall be time-barred (verjährt) [***] after the Closing Date, except for:

(a)	all claims arising from a breach of any of the Fundamental Guarantees, which shall be time-barred (verjährt) on the [***] of the Closing Date;

(b)	all claims for compensation of Leakage which shall be time-barred (verjährt) [***] after the Closing Date; and

(c)

all claims arising as a result of a willful (vorsätzlich) or fraudulent (arglistig) breach of the Seller’s obligations under this Agreement, which shall be time-barred (verjährt) in accordance with the statutory provisions set forth in sections 195, 199 BGB

(collectively the “Time Limitations”).

12.2	Suspension of Purchaser Claims

The Time Limitations for any Purchaser Claim shall be suspended (gehemmt) pursuant to section 209 BGB only by written agreement or commencing of arbitral award in accordance with Section 21(b) by the Purchaser pursuant to Section 204 para. 1 no. 11 BGB. Section 203 BGB shall not apply.

12.3	All Purchaser Claims

(a)	referred to under Section 12.1(c) above;

(b)	for specific performance to transfer the Sold Shares to the Purchaser under this Agreement (Erfüllungsanspruch);

(c)	for a breach of the Fundamental Guarantees;

(d)	for a breach of the Interim Operating Undertakings (being limited to passing the respective shareholders’ resolution); and

(e)	being a claim for compensation of Leakage pursuant to Section 10.2(d) (No Leakage);

are collectively referred to as the “Exempted Claims”.

12.4	De Minimis Amount; Deductible

(a)

Subject to any other limitation or exclusion of the Seller’s liability under this Agreement, the Seller shall only be liable for Losses resulting from any Purchaser Claim if and to the extent that such Losses exceed an amount of [***] (the “De Minimis Amount”) in the individual case or a series of related cases (based on the same facts and circumstances) and the aggregate amount of all Losses resulting from such individual Purchaser Claims each exceeding the De Minimis Amount exceeds an amount of [***] (the “Deductible”), in which case only the amount of Losses exceeding the Deductible shall be recoverable (Freibetrag), in each case subject to the other provisions of this Section 12.

(b)	The limitations of this Section 12.4 shall not apply to any Exempted Claims.

12.5	Liability Cap

(a)

The Seller’s aggregate liability for any and all claims of the Purchaser under or in connection with this Agreement, including for breaches of any of the Seller’s obligations, covenants, indemnities (including, the Tax Indemnification Undertakings), agreements, undertakings or claims under or in connection with this Agreement shall not exceed an amount of [***] (the “Liability Cap”), except for Purchaser Claims as a consequence of breaches resulting in (i) Exempted Claims, (ii) Purchaser Claims due to breaches of Seller’s Covenants and (iii) the indemnification set forth in Sec. 11.3(a) para. 2.

(b)

With respect to Purchaser Claims pursuant to lit. (a)(ii) and (iii) and which are not Exempted Claims, the Seller’s aggregate liability for any and all claims of the Purchaser under or in connection with this Agreement shall not exceed an aggregate amount of [***] of the Total Purchase Price.

(c)

The Seller’s overall liability under or in connection with this Agreement, including for breaches resulting in Exempted Claims, but except for claims of the Purchaser arising as a result of fraudulent (arglistige) or willful (vorsätzliche) breaches of a Seller’s obligation under or in connection with this Agreement, shall in no event exceed an aggregate amount of the Total Purchase Price.

12.6	W&I Insurance

(a)

The Purchaser acknowledges and agrees that the Seller’s Guarantees (except for the Fundamental Guarantees) and the Tax Indemnification Undertakings are solely given by the Seller with a view to enabling the Purchaser to take out a W&I Insurance. Against this background, the Purchaser acknowledges and agrees that (i) the combination of the Seller’s Guarantees with the Liability Cap shall not constitute a case of section 138 para 1 German Civil Code (Bürgerliches Gesetzbuch, BGB), (ii) it will duly consider to take out a customary warranty and indemnity insurance, including excess insurance coverage policies and a synthetic tax insurance coverage (the “W&I Insurance” and the relevant insurance provider(s) as therein identified, the “Insurer”) and (iii) if it refrains from taking out a W&I Insurance, this will be at its own responsibility and without having any effect on the limitations on the Seller’s liability set forth in this Agreement. For the avoidance of doubt, the Parties acknowledge and agree that nothing herein shall be construed to require the Purchaser to contract for, subscribe or otherwise take out a W&I Insurance.

(b)

It is hereby acknowledged and agreed by the Parties that any liability of the Seller for any claims of the Purchaser against the Seller under or in connection with Seller’s Guarantees (except for the Fundamental Guarantees) and the Tax Indemnification Undertakings shall be excluded and be EUR 0 (in words: zero Euros) (the “Liability Exclusion”). Consequently, the Purchaser’s sole recourse for any claims under or in connection with Seller’s Guarantees (except for the Fundamental Guarantees) and the Tax Indemnification Undertakings shall be only against the Insurer. The Purchaser expressly acknowledges, and the other Parties agree, that the risk of non-implementation of the W&I Insurance as well as the validity and collectability risk in respect of the W&I Insurance and hence, the risk to successfully claim and/or recover from the Insurer any Losses of the Purchaser under or in connection with the Seller’s Guarantees (except for the Fundamental Guarantees) and the Tax Indemnification Undertakings, shall solely and irrevocably rest with the Purchaser. The Parties agree that the Liability Exclusion shall apply irrespectively whether the Purchaser takes out the W&I Insurance or not.

(c)

The Purchaser shall procure (steht dafür ein) that the Insurer shall not be entitled, under the W&I Insurance or otherwise, to subrogate against the Seller except if the payment under the W&I Insurance or any loss as defined in the W&I Insurance arises out of Seller’s fraud (Arglist) or willful misconduct (Vorsatz). If the Insurer makes any claims against the Seller under or in connection with the W&I Insurance or otherwise, the Purchaser shall indemnify and hold harmless the Seller from any damages, losses and liabilities resulting therefrom, including all out-of-pocket costs and expenses, legal fees and disbursements and Taxes resulting from or arising in connection therewith, except if such claim arises out of Seller’s fraud (Arglist) or willful misconduct (Vorsatz).

12.7	No other Remedies

The remedies which the Purchaser may have against the Seller under or in connection with this Agreement, including for breaches of any of the Seller’s Guarantees or Seller’s Covenants or any other obligation, covenant, agreement, undertaking or claim under or in connection with this Agreement shall solely be governed by this Agreement and shall be the exclusive remedies available to the Purchaser.

12.8	Exclusion of Statutory Liability Regime

(a)

The remedies which the Purchaser may have against the Seller under or in connection with this Agreement, including for breaches of any of the Seller’s Guarantees or Seller’s Covenants or any other obligation, covenant, agreement, undertaking or claim under or in connection with this Agreement, shall solely be governed by this Agreement and shall be the exclusive remedies available to the Purchaser. In particular, any right of the Purchaser to lower the Total Purchase Price or any portion thereof (Minderung), to withdraw (Rücktritt) from this Agreement or to require the winding up of the Transaction contemplated hereunder on any other legal basis (e.g., by way of großer Schadensersatz or Schadensersatz statt der ganzen Leistung), any claims for breach of pre-contractual obligations (culpa in contrahendo) including but not limited to claims arising under sections 241 para. 2, 311 para. 2 and 3 BGB or ancillary obligations (Nebenpflichten), claims arising under sections 241 para. 2, 280 BGB, or based on section 313 BGB are hereby expressly excluded and waived (verzichtet) by the Purchaser, such waiver hereby being accepted by the Seller.

(b)

If and to the extent the exclusion of claims based on section 313 BGB is, despite the risk allocation agreed upon between the Parties in this Agreement, held invalid, such exclusion shall be construed, to the extent legally permissible, to set the thresholds for such principles to apply particularly high and to limit respective remedies to adjustment of this Agreement under exclusion of the right to withdraw (Rücktritt). Further, all remedies of the Purchaser for defects of the purchase object, including but not limited to claims arising under sections 437 through 441 BGB, and the right to rescind (anfechten) this Agreement are hereby expressly excluded.

(c)

If and to the extent permitted by law, any claims and remedies of the Purchaser other than those explicitly provided for in this Agreement, regardless of their nature, amount or legal basis, including the claims and remedies referred to in Sections 12.8(a) and 12.8(b) are hereby expressly excluded and waived (verzichtet) by the Purchaser, such waiver hereby being accepted by the Seller.

(d)

The limitations of this Section 12.8 as well as any other limitations and exclusions of liability pursuant to this Agreement shall not apply to any rights and remedies for fraudulent deceit (arglistige Täuschung) by the Seller or the Seller’s own willful misconduct (Vorsatz), in which case statutory law shall apply. Except with regard to the Seller’s Knowledge Bearers, the Seller’s liability for (i) fraud (Arglist) and willful misconduct (Vorsatz) by any vicarious agent within the meaning of section 278 BGB (Erfüllungsgehilfe) of the Seller, if any, (ii) any claims based on the application (including analogous application) of section 166 BGB, (iii) claims based on any attribution of knowledge or responsibility, including in respect of (x) vicarious agents (Erfüllungsgehilfen) or (y) other third parties, or (iv) claims or rights based on tort or any other legal grounds is, under and in connection with this Agreement, comprehensively and for all purposes excluded to the largest extent legally permissible.

(e)

Any reference to a Seller’s Knowledge Bearer in Sections 12.8(d), 12.9(b) and 12.9(c) shall not form the basis for a legal claim against such Seller’s Knowledge Bearer and such claims shall be excluded to the extent legally permitted (i.e., claims under applicable law which cannot be excluded shall remain unaffected).

12.9	The Purchaser acknowledges and agrees that

(a)

the Purchaser has made its own evaluation of the adequacy and accuracy of any past information, forecasts, estimates, budgets or projections (including the reasonableness of the assumptions underlying the same);

(b)

Except with regard to the Seller’s Knowledge Bearers, no (managing) director, board members, employee or advisor of any of the Group Companies is or was at any time authorized to act on behalf of or as vicarious agent (Erfüllungsgehilfe) for the Seller in the performance of their duties as Seller or under or in connection with this Agreement; and

(c)

Except with regard to the Seller’s Knowledge Bearers, the Seller shall have no liability to the Purchaser whatsoever in the event any of the persons mentioned under Section 12.9(b) or any advisor or vicarious agent (Erfüllungsgehilfe) of the Seller carelessly, negligently or intentionally (fahrlässig oder vorsätzlich) failed or fails to disclose information in any respect or way to the Purchaser before Closing concerning the Business or the assets, liabilities or affairs of the Group Companies.

13.	PURCHASER’S AND GUARANTOR’S REPRESENTATIONS AND WARRANTIES

The Purchaser and the Guarantor hereby guarantees to the Seller by way of an independent promise of guarantee (selbstständiges Garantieversprechen) that the statements set forth in this Section 13 are true and correct as at the Signing Date and the Closing Date, unless a different date is set out in the relevant representation. The representations and warranties in Sections 13(a) to 13(i) below shall constitute separate, independent obligations of the Purchaser and the Guarantor, and the scope and content of each representation and warranty and any liability arising hereunder shall be exclusively defined by the provisions of this Section 13, which provisions form an integral part of such representations and warranties.

(a)

The Purchaser is a German limited liability company (Gesellschaft mit beschränkter Haftung) duly organized and validly existing under the laws of Germany, and the Guarantor is a corporation duly organized and validly existing under the laws of the State of Delaware, United States of America.

(b)

The Purchaser and the Guarantor have the full corporate power and authority to deliver this Agreement and to carry out the Transaction, and the Transaction has been duly authorized by all necessary corporate actions on the part of the Purchaser and the Guarantor. This Agreement has been duly executed on behalf of the Purchaser and the Guarantor and constitutes their binding obligations, save only for the Clearance(s).

(c)

As at the Signing Date, neither the Purchaser nor the Guarantor have knowledge of any facts or circumstances about any action, suit, investigation or proceeding pending against, or threatened against, or affecting the Purchaser or its respective Affiliates or the Guarantor before any Governmental Authority or other third party which in any manner challenges or seeks to prevent or materially delay the consummation of the Transaction.

(d)

The execution and performance by the Purchaser or the Guarantor of this Agreement and the Transaction require no prior approval by or filing with any governmental body, public agency or official or other third party, save only for the Clearance(s).

(e)

No insolvency or similar proceedings have been, or to the Purchaser’s Knowledge Bearer’s, respectively the Guarantor’s knowledge, have been threatened to be, opened over the assets of the Purchaser or the Guarantor. Neither the Purchaser nor the Guarantor is illiquid or over-indebted within the meaning of sections 16 et seq. German Insolvency Code (InsO) or any other comparable applicable insolvency laws of other applicable jurisdictions.

(f)

The Purchaser has sufficient, or at the Scheduled Closing Date will have, immediately available funds to enable the Purchaser to fulfil its payment obligations under this Agreement (including, without limitation, the Total Purchase Price and the Deferred Purchase Price) and refinance all amounts outstanding under the Financing Agreements, in each case, if and when they are due. The Purchaser has delivered to the Seller a complete and correct, as of the date hereof, copy of a fully executed binding financing commitment letter (the “Debt Financing Commitment”) from the financial institutions identified therein, pursuant to which the financing sources identified therein committed to provide, upon the terms and subject to the conditions set forth therein, debt financing in the amount set forth therein. None of the aforementioned financing commitments may be withdrawn, rescinded, terminated or otherwise amended, supplemented or modified in any respect without the Seller’s prior written consent if such withdrawal, rescission, termination, amendment, supplement or modification would or would reasonably expect to (i) reduce the aggregate amount of such debt financing below the amount required to consummate the Transaction (taking into account other sources of funding, including, without limitation, cash on hand, the proceeds of any alternative financing or securities takeout), (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of such debt financing, in each case, in a manner that would reasonably be expected to (A) materially delay or prevent the Closing, or (B) make the timely funding of such debt financing or the satisfaction of the conditions to obtaining such debt financing, less likely to occur in any material respect, or (iii) adversely impact in any material respect the ability of the Purchaser or the Guarantor to enforce its rights against the other parties to the Debt Financing Commitment; it being understood that notwithstanding the foregoing, the Purchaser, the Guarantor and their Subsidiaries may (A) consent to, replace or amend the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitment as of the date of this Agreement, (B) make or permit assignments and replacements of an individual lender under the Debt Financing Commitment in connection with the syndication of the debt financing, (C) terminate or reduce the aggregate amount of the commitments under the Debt Financing Commitment (and enter into any amendments, modifications of supplements of the Debt Financing Commitment in connection therewith) if the Purchaser and the Guarantor have or will have a sufficient amount of available cash on hand from other sources to make the representations set forth in Section 13(f) and (g) as though made at the time of the effectuation of such amendment, supplement or modification).

(g)

The Guarantor has, or at the Scheduled Closing Date will have, ready access to cash sufficient to enable the Guarantor to fulfil all its obligations under and in connection with this Agreement if and when it is due.

(h)	The Purchaser is acquiring the Sold Shares at the Purchaser’s own account.

(i)

The Purchaser does not have any obligation or liability to pay any fees or commissions to any broker, finder, agent (Erfüllungsgehilfe) or other third party with respect to the Transaction for which the Seller and/or a Seller’s Affiliate could become wholly or partly liable.

14.	PURCHASER’S COVENANTS

14.1	Actions in connection with the Transaction; Insurance Coverage

(a)

Each party agrees to execute, or procures (steht dafür ein) to be executed, at the Seller’s or Purchaser’s request, as applicable, all documents and to give and take, or cause to be given and taken, respectively, all other declarations and actions necessary under applicable laws and regulations to consummate the Transaction in accordance with this Agreement, provided that no such document, declaration or action results in any increased liability for the relevant Party relative to the liability regime agreed in this Agreement.

(b)

The Purchaser shall procure (steht dafür ein) that any directors & officers insurance which existed up and until the Closing Date for the benefit of any Indemnified Person, if any, will be maintained, or replaced by another directors & officers insurance commensurate to the insurance existing until the Closing Date, for a run-off period of six (6) years as from the Closing Date in a way to secure that potential claims against an Indemnified Person based on acts or omissions up to and until the Closing Date are covered, provided that the annual premium for such directors & officers insurance does not exceed [***] of the premium payable for the existing directors & officers insurance cover during the fiscal year 2021 (or, in case the premium payable exceeds such amount, upon request of the Seller and subject to the Seller compensating the Purchaser for the balance amount). The Purchaser shall provide evidence on such maintenance of the directors & officers insurance to the Seller at the Scheduled Closing Date pursuant to Section 8.2(f).

14.2	Preservation and Access to Books

The Purchaser hereby undertakes to procure (steht dafür ein) that as from the Closing Date the Group Companies will properly maintain and preserve, during the longer of the statutory keeping periods (including periods imposed by the fund regulator of Hg) and a period of five (5) years as from the Closing Date, all relevant books and records (including but not limited to relevant files, correspondence, documents, other papers and electronic data) of the Group Companies (the “Company Books”), to the extent they relate to the periods prior to and including the Closing Date. The Purchaser hereby undertakes to procure (steht dafür ein) that the Seller, its employees, professional advisors and other representatives shall be granted upon reasonable request and subject to customary contractual confidentiality undertakings or comparable obligations by law, reasonable access to the relevant Company Books (including the right to receive at the Seller’s cost, in due time, hard and/or electronic copies thereof) and to the personnel of the Group Companies, to the extent such access is reasonably requested by the Seller for Tax or other mandatory reporting requirements, and provided that such access does not unreasonably interfere with the business conduct of the Group Companies.

14.3	Assistance by the Group Companies

After the Closing Date and notwithstanding the obligations of the Purchaser pursuant to Section 14.2 above, the Purchaser shall and shall exercise its shareholder rights, to the extent this is legally permissible, to cause that the Group Companies shall give such reasonable assistance to the Seller as the Seller may reasonably request in relation to any third party proceedings by or against the Seller or discussions or proceedings with Hg’s fund regulator so far as they relate to the Group Companies, including proceedings relating to employees’ claims.

15.	PURCHASER’S INDEMNITY

15.1	No Claims by the Group Companies

Subject to (i) the occurrence of Closing and (ii) only until the [***], the Purchaser undertakes not to bring, and shall procure (steht dafür ein) that its Affiliates as well as, after the Closing Date, the Group Companies (collectively the “Purchaser’s Related Parties”) will not bring any claims or initiate legal proceedings against the Seller or any of the Seller’s Affiliates (other than the Group Companies) or their respective direct or indirect shareholders, successors, officers, (managing) directors, board members or employees or the Group Companies’ officers, (managing) directors, board members (including the supervisory and advisory board members, if any) or Key Employees (each an “Indemnified Person”) in connection with

(a)	the Indemnified Person’s

(i)	former direct or indirect shareholding in or contractual or legal relationship with a Group Company;

(ii)	position as an officer, (managing) director, board member (including supervisory board and advisory board member), employee, advisor or agent of a Group Company; or

(iii)	position as a joint debtor (in Fällen der gesamtschuldnerischen Mithaftung) for liabilities of a Group Company;

(b)	the Financing Agreements;

(c)	any loans entered into or issued by any of the Group Companies, or

(d)	(i) any Permitted Leakage, or (ii) any action made until the Effective Date which would have qualified as Leakage if made after the Effective Date,

(collectively the “Indemnified Claims”), except (i) for claims based on fraud (Arglist) or willful misconduct (Vorsatz), or (ii) if and to the extent the Purchaser is explicitly entitled to be compensated for such liability or obligation by the Seller under and pursuant to the terms of this Agreement (the exceptions set forth in (i) and (ii) above collectively the “Permitted Claims”).

15.2	Indemnification of Indemnified Persons

(a)

If, after Closing, an Indemnified Person is held liable by any of the Purchaser’s Related Parties or, in case of Section 15.1(a)(iii) by a third party, for any Indemnified Claim, unless such claim is a Permitted Claim, the Purchaser shall indemnify such Indemnified Person in respect of the Indemnified Claim, together with all reasonable out-of-pocket costs and expenses relating thereto including reasonable legal fees, expenses and disbursements and Taxes arising out of or in connection therewith (the “Seller’s Indemnification Claims”).

(b)

The Purchaser hereby waives, and shall, after Closing, procure (steht dafür ein) that all Group Companies waive, any claims they may have against any Indemnified Person for Indemnified Claims, unless such claim is a Permitted Claim, such waiver hereby being accepted by the Seller. The Purchaser acknowledges and agrees that, prior to the Scheduled Closing Date, a waiver by the Group Companies for any Indemnified Claim against the Indemnified Persons, except for Permitted Claims, may be executed in form and substance as attached hereto as Exhibit 15.2(b) (a “Waiver”). Immediately following Closing, the Purchaser shall (i) pass shareholder’s resolutions at the Companies confirming and approving the execution of the Waiver by the Companies and (ii) cause the passing of a shareholders’ resolution at each other Group Company confirming and approving the execution of the Waiver by such Group Company. Without undue delay following Closing, the Purchaser shall deliver to the Seller (i) copies of the shareholders’ resolutions at the Companies, respectively, the Group Companies regarding the approval of the execution of the Waiver and (ii) a copy of the Waiver executed by the Group Companies.

(c)

The agreements on the obligations of the Purchaser pursuant to Sections 15.1 and 15.2 are a true agreement for the benefit of third parties (echter Vertrag zugunsten Dritter) within the meaning of section 328 para. 1 BGB for the benefit of each Indemnified Person, provided that only the Seller or one of its direct or indirect Controlling shareholders shall have the right to exercise and bring any enforceable right against the Purchaser on behalf of each Indemnified Person by way of a claim on behalf of a third party (Drittschadensliquidation).

15.3	Repayment of Bank Debt and Release of Financing Collateral

The Parties acknowledge that the Purchaser is obliged to prepare and provide the Release Letter in accordance with Section 5.4 above and, on the Scheduled Closing Date, to pay an amount equal to the Bank Repayment Amount on behalf of the relevant Group Company into the Finance Parties’ Bank Account (such amount to be finally credited to the Finance Parties’ Bank Account) in accordance with Sections 5.2 and 8.2(c). If the Purchaser fails to comply with any of these undertakings and the Seller or any of the Seller’s Affiliates is held liable by any third party for any liability or obligation arising from or in connection with the Financing Agreements after Closing, the Purchaser shall indemnify the Seller and/or the Seller’s Affiliate(s), as the case may be, in respect of such liability or obligations, including any costs and expenses. Section 15.2(c) shall apply mutatis mutandis.

16.	SELLER’S REMEDIES

If and to the extent any of the Purchaser’s guarantees or the Purchaser’s covenants or indemnities, in particular those under Sections 13, 14 and 15, is breached or the Purchaser is in breach of any other obligations or otherwise liable to the Seller, as the case may be, under or in connection with this Agreement, the Seller’s respective claims and remedies, and the Purchaser’s liability vis-à-vis the Seller shall be determined in accordance with statutory law, provided that specific claims or remedies provided for under this Agreement (e.g., the Seller’s indemnification claims pursuant to Section 15) shall remain unaffected.

17.	TAXES

17.1	Definitions

For purposes of this Agreement:

(a)

“Pre-Closing Date Non-Ordinary Tax” means any Tax for which a Group Company is liable in respect of (i) a Pre-Closing Date Tax Period outside the ordinary course of business of that Group Company or (ii) withholding Taxes caused by any of the transactions referred to in this Agreement (including any deemed or actual compensation or benefits in kind of employees of the Group Companies).

(b)	“Pre-Closing Date Tax Period” means any Tax assessment period (Veranlagungsoder Erhebungszeitraum) or portion thereof beginning after the Effective Date and ending prior to or on the Closing Date.

(c)	“Pre-Effective Date Tax” means any Tax which is imposed on and payable by a Group Company assessed in respect of a Pre-Effective Date Tax Period.

(d)	“Pre-Effective Date Tax Period” means any Tax assessment period (Veranlagungsoder Erhebungszeitraum) or portion thereof ending prior to or on the Effective Date.

(e)	“Tax Audit” means any tax audit, inspection, examination, claim, assessment, enquiry, proceeding, or similar investigation by any Tax Authority.

17.2	Tax Indemnity

The Seller shall pay to the Purchaser, and/or at the Purchaser’s absolute discretion any Group Company, an amount equal to:

(a)	any Pre-Effective Date Taxes;

(b)	any Pre-Closing Date Non-Ordinary Taxes;

(c)

any Taxes which are payable by a Group Company relating to any kind of benefit (irrespective whether in cash or in kind) granted to any employee of any Group Company arising in the context of the signing of this Agreement or its full or partial consummation (together with the Pre-Effective Date Taxes and the Pre-Closing Date Non-Ordinary Taxes, the “Indemnified Taxes”); and

(d)

any reasonable costs and expenses suffered or incurred by the Purchaser or a Group Company in connection with any Pre-Effective Date Taxes or Pre-Closing Date Non-Ordinary Course Taxes or in taking or defending any action under a Tax Indemnification Claim,

(each of the Purchaser’s claims under this Section 17.2, a “Tax Indemnification Claim”).

17.3	Exclusions

A Tax Indemnification Claim shall be excluded, if and to the extent:

(a)	the respective Indemnified Tax has been paid or otherwise settled prior to the Effective Date;

(b)

specific provision (Rückstellungen) or reserve with respect to the liabilities (Verbindlichkeiten) for the Indemnified Taxes of the Target Group Companies are included in the Financial Statements of the Group Companies as of the Effective Date to the extent reflected in the Base Purchase Price;

(c)

the Purchaser, any of the Group Companies or any of the Purchaser’s Affiliates are entitled to any benefits in respect of Taxes that are associated with Indemnified Taxes and arise for periods or portions thereof beginning on or after the Effective Date, and applying a discount rate of 6% p.a. for the period until the time on which the respective benefit is likely to occur (herein collectively “Tax Benefits”); or

(d)	the Purchaser and/or any Group Company has been finally fully compensated for the relevant Indemnified Tax in cash from a third party (other than any employee or director of a Group Company).

17.4	Payment of Tax Indemnification Claims

Any payment of a Tax Indemnification Claim shall be due and payable ten (10) Business Days after the Seller has been notified by the Purchaser about the payment obligation and the corresponding payment (together with a copy of the relevant Tax assessment notice or other evidence), but in case of Taxes, not earlier than five (5) Business Days before the respective Tax is due and payable.

17.5	Expiration of Tax Claims and Limitations

(a)

Any claims under this Section 17 (the “Tax Indemnification Undertakings”) shall become time-barred (verjähren) after six (6) months following the date the relevant Tax has become final, binding and unchangeable (formell und materiell bestandskräftig).

(b)

Notwithstanding anything to the contrary set forth herein, the Parties acknowledge and agree that the limitations set forth in Sections 11.2, 11.4 through 11.5, 12.1 and 12.4 shall not apply with regard to the Tax Indemnification Undertakings.

18.	CONFIDENTIALITY

18.1	Subject to Section 18.2 each Party shall treat strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

(a)	the existence, subject matter and provisions of this Agreement or any document referred to in or entered into pursuant to this Agreement;

(b)	the negotiations relating to this Agreement and all documents referred to in this Agreement or entered into pursuant to this Agreement; or

(c)	the respective other Party/Parties (or its/their Affiliates)

((a) through (c) collectively the “Confidential Information”).

18.2

If any disclosure or announcement of Confidential Information is required by law or by any regulation, rule or any court, Governmental Authority, such disclosure may be made by the Party which has been addressed but only upon advice of its legal counsel and to the extent legally permissible and reasonably possible after:

(a)	having informed the other Parties without undue delay (unverzüglich) about the existence and scope of such obligation and the circumstances under which the obligation has been imposed upon it;

(b)	ensuring the confidential treatment of such Confidential Information disclosed to the relevant court or Governmental Authority;

(c)	consulting with the other Parties on possible steps to avoid or limit the disclosure; and

(d)	taking into account any reasonable steps another Party may request to prevent or limit the scope or impact of such disclosure.

The foregoing does not apply to any reporting and disclosure obligations of the Guarantor under applicable United States securities laws and regulations, including any reporting and disclosure requirement under applicable SEC rules and regulations (the “US Securities Laws Reporting Requirements”). The Parties acknowledge and agree that, provided that such filing will not delay the Closing, the Guarantor is entitled to make any filings that are, in its reasonable view, required or appropriate to be made by it under US Securities Laws Reporting Requirements in particular without prior consultation with the Seller but until Closing only after having shared the draft filings (to the extent permitted by applicable law) with the Seller in advance.

18.3	Section 18.1 does not apply to the disclosure of Confidential Information:

(a)	to the extent that it is generally available to the public other than as a result of a breach of any duty of confidentiality by any Party;

(b)

to a (managing) director, officer or employee of the Purchaser, the Seller or an Affiliate of the Seller or the Purchaser whose function requires him or her to have the Confidential Information, subject to the condition that the Party making the disclosure procures (steht dafür ein) that those persons treat the Confidential Information as confidential;

(c)

by the Seller to any of its direct and indirect shareholders, HgCapital Trust PLC, Hg Pooled Management Limited and funds managed by Hg Pooled Management Limited, as well as any participants or investors or potential investors in the funds managed by Hg Pooled Management Limited, subject to the condition that the Seller procures (steht dafür ein) that those persons treat the Confidential Information as confidential (it being understood that HgCapital Trust PLC shall not be restricted in complying with its disclosure obligations under applicable law or rules of a competent stock exchange);

(d)

to the extent that it is required to be disclosed by applicable law, Tax Authority, rule of listing authority or a stock exchange or Governmental Authority with relevant powers to which the Seller or any Affiliate of the Seller or the Purchaser is subject to or submits to, whether or not the requirement or request (as applicable) has the force of law, provided that the disclosure shall so far as is practicable and lawful be made in accordance with Section 18.2;

(e)

to professional advisors, providers of third party finance or W&I broker(s) or W&I insurer(s) providing for the W&I Insurance or auditors of the Purchaser, the Purchaser’s Affiliates, the Seller or the Seller’s Affiliates in connection with their engagement and subject to customary confidentiality obligations; or

(f)

the publication of a press release which (i) has been shared in advance with the relevant other Party who shall have been given the opportunity to provide comments on such press release which comments shall have been considered by the Party who has prepared the relevant press release in good faith and (ii) will not quote or reference the relevant other Party without such other Party’s explicit consent (each, a “Press Release”), provided that (A) either Party is entitled to repeat the contents of any such Press Release in further press releases and (ii) HgCapital Trust PLC is entitled to announce and repeat as well, provided that no press release or public communication shall be made prior to 12 December 2022 at 10.00 p.m. Central European Time.

The aforementioned permissions to disclose Confidential Information shall apply to HgCapital Trust PLC by way of a contract to the benefit of a third party pursuant to section 328 para. 1 German Civil Code (BGB), provided that only the Seller and its direct or indirect Controlling shareholders shall have the right to exercise and bring any enforceable right against the Purchaser on behalf of HgCapital Trust PLC by way of a claim on behalf of a third party (Drittschadensliquidation).

18.4	The Parties agree that each Party is entitled to publish a Press Release following the execution of this Agreement as from 12 December 2022 at 10.00 p.m. Central European Time.

18.5

The Purchaser shall cause the Group Companies and their respective legal successors to inform the Seller in a timely manner of any inquiries, requests, notices or similar correspondence received by the Purchaser or any of the Group Companies after the Closing Date from any Tax Authorities and relating to the Seller.

18.6

The Parties shall, to the extent legally permissible and to the extent able as shareholders, procure (dafür einstehen) that their Affiliates, from time to time, and the Purchaser shall also procure (dafür einstehen) that, to the extent legally permissible and to the extent able as shareholders, the Group Companies shall after the Closing Date, comply with the obligations in this Section 18.

19.	GUARANTOR’S UNDERTAKING

The Guarantor hereby accedes as a joint obligor to any obligation and liability of the Purchaser under or in connection with this Agreement, including the obligation to pay the Total Purchase Price, respectively, the Deferred Purchase Price, if and when due, as if it were the Guarantor’s own principal obligation or liability (Schuldbeitritt). For the avoidance of doubt, the Seller shall have the right to proceed against, or claim payment from, the Guarantor, and the Guarantor shall be liable as principal debtor as if it had entered into the undertaking to perform such obligations under or in connection with this Agreement jointly and severally with the Purchaser, provided that (i) the Seller has notified the Purchaser in writing about such obligations under or in connection with this Agreement which the Purchaser has not fulfilled and (ii) the Purchaser has not complied with its respective obligation under or in connection with this Agreement within twenty (20) Business Days.

20.	MISCELLANEOUS

20.1	Interest payable under any provision of this Agreement shall be calculated on the basis of actual days elapsed divided by three hundred sixty five (act/365).

20.2

The Purchaser shall bear all transfer taxes (including real estate transfer tax, if applicable), stamp duties, fees (including the fees for the notarization, if any, of this Agreement and other agreements, including any amendment agreements), registration tax and other charges and costs payable in connection with the execution of this Agreement and the consummation of the transactions provided for therein (irrespective whether levied from the Seller or the Purchaser as debtor) and shall be responsible for the correct and timely filing any required notices with the competent Tax Authority. Save as aforesaid, each Party shall bear its own costs, expenses and Taxes, including the fees of its respective own advisors and counsels.

20.3

This Agreement, including the Exhibits and Schedules, contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes any previous agreements, save only for the obligations and liabilities of the confidentiality agreement entered into between the Seller and Guarantor dated 28 September 2022 which shall continue in full force and effect until the Closing has occurred.

20.4

Any supplements or amendments to or a termination of this Agreement, as well as any declarations or waiver to be made hereunder, shall be valid only if made in writing (including any form pursuant to section 127 BGB), unless a stricter form is required by law (e.g., notarial form). This shall also apply to any change to, or cancellation of, this Section 20.4.

20.5

Neither Party may assign, delegate or otherwise transfer any right or claim it may have (individually or jointly) under or in connection with this Agreement without the prior written consent of the other Parties. However, (i) the Seller may assign its (future) claims pursuant to Section 4.4(c) to any of its Affiliates; and (ii) the Purchaser may assign or pledge (as the case may be) any rights and claims under this Agreement (y) to any of its Affiliates and/or (z) to any banks or other financing sources as collateral for any debt incurred by the Purchaser or any of the Purchaser’s Affiliates in connection with the financing of the Transaction or any other obligations of the Purchaser under this Agreement. The Seller or the Purchaser, as the case may be, shall notify the respective other Party of any such assignment and the assignee. Notwithstanding the foregoing, the Guarantor may at any time after the date hereof and prior to the Scheduled Closing Date, and subject to the Seller having performed a customary KYC check, designate by giving written notice to the Seller that the entity referred to as the “Purchaser” in this Agreement is replaced by itself or another, directly or indirectly, wholly owned subsidiary of the Guarantor. If the Guarantor makes such designation, the Parties shall, without undue delay but in any event prior to the Scheduled Closing

Date, enter into a tripartite agreement at the Purchaser’s cost to replace the entity referred to as the “Purchaser” in this Agreement by such, directly or indirectly, wholly owned subsidiary of the Guarantor as legal successor of the entity referred to as the “Purchaser” in this Agreement (Rechtsnachfolge im Wege der schuldbefreienden Vertragsübernahme). Following the execution of the tripartite agreement, the Guarantor (but only if it has elected to also to become the “Purchaser”) or the relevant, directly or indirectly, wholly owned subsidiary of the Guarantor shall be treated as the “Purchaser” under this Agreement and any reference in this Agreement to the “Purchaser” shall refer to such, directly or indirectly, wholly owned subsidiary of the Guarantor which has succeeded the entity referred to as “Purchaser” under this Agreement.

20.6

For its internal administrative purposes, the Seller shall be entitled to instruct Deloitte GmbH Wirtschaftsprüfungsgesellschaft (“Deloitte”) to (i) prepare an expert opinion on the equity value of Sixfold (the “Sixfold Valuation”) and (ii) deliver the Sixfold Valuation to the Parties and the parties of the Sixfold SPA as soon as reasonably practicable. The fees of Deloitte for performing their tasks hereunder shall be borne by the Seller. Without undue delay following the appointment of Deloitte, the Seller shall provide Deloitte access to all relevant books and records reasonably required for Deloitte to determine the Sixfold Valuation, for the sole purpose of permitting Deloitte to determine the Sixfold Valuation. Without undue delay after the Signing Date and in any event within 30 days following the appointment of Deloitte, Deloitte shall deliver its written determination of the Sixfold Valuation. For the avoidance of doubt, the Sixfold Valuation is prepared solely for the Seller’s internal purposes and for Purchaser’s information purposes and it shall have no impact nor result in an adjustment to the Total Purchase Price as determined in accordance with Section 4.1.

20.7

Unless stated explicitly otherwise in this Agreement, this Agreement shall not grant any rights to, and is not intended to operate for, the benefit of any third parties (kein echter Vertrag zugunsten Dritter).

20.8

Unless provided otherwise in this Agreement, all notices, requests and other communications under or in connection with this Agreement shall be made in writing in the English language and delivered by hand, courier, mail or pdf-copy by e-mail to the person at the addresses set forth below, or such other person or address as may be designated by the respective Party in writing from time to time, provided that (i) a notice, request or other communication via e-mail shall suffice in case such communication is to be made “in writing” or in “written” form as per this Agreement, (ii) receipt of a copy of a notice, request or other communication by a Party’s advisors shall not constitute or substitute receipt thereof by the respective Party itself, and (iii) any notice, request or other communication shall be deemed received by a Party regardless of whether a copy thereof was sent to or received by an advisor of such Party, regardless of whether the delivery of such copy was mandated by this Agreement:

(a)	To the Seller:

Spider Investments Luxembourg S.à r.l.

Attention: Board of managers

1 rue Hildegard von Bingen, Luxembourg

Grand Duchy of Luxembourg

E-mail: [***]

with copies to (for information purposes only):

Hg Pooled Management Limited

Attn.: Legal Team

2 More London Riverside

London SE1 2AP

United Kingdom

E-mail: [***]

Latham & Watkins LLP

Attention: Oliver Felsenstein / Dr. Maximilian Platzer

Reuterweg 20

60323 Frankfurt am Main

E-Mail: oliver.felsenstein@lw.com/maximilian.platzer@lw.com

(b)	To the Purchaser:

Trimble Trailblazer GmbH

Am Prime-Parc 11

65479 Raunheim

Germany

E-mail: juergen_kesper@trimble.com

E-Mail: jim_kirkland@trimble.com

with copies to (for information purposes only):

Skadden, Arps, Slate, Meagher & Flom LLP

Attention: Thomas Ivey / Jan Bauer

Taunusturm Taunustor 1

60310 Frankfurt am Main

Germany

E-mail: Thomas.ivey@skadden.com

E-mail: jan.bauer@skadden.com

(c)	To the Guarantor:

Trimble Inc.

Attention: Jim Kirkland

10368 Westmoor Drive

Westminster

Colorado 80021

United States of America

E-mail: jim_kirkland@trimble.com

with copies to (for information purposes only):

Skadden, Arps, Slate, Meagher & Flom LLP

Attention: Thomas Ivey / Jan Bauer

Taunusturm Taunustor 1

60310 Frankfurt am Main

Germany

E-mail: Thomas.ivey@skadden.com

E-mail: jan.bauer@skadden.com

20.9

The Purchaser hereby appoints Skadden, Arps, Slate, Meagher & Flom LLP, Taunusturm, Taunustor 1, 60310 Frankfurt am Main, Germany, attention Jan Bauer, and the Seller hereby appoints Latham & Watkins LLP, Reuterweg 20, 60323 Frankfurt am Main, Germany, attention Oliver Felsenstein, as agent for service of process (Zustellungsbevollmächtigter) for all legal proceedings and disputes involving the Purchaser or the Seller, as the case may be, under or in connection with this Agreement. Such appointment shall only terminate upon the appointment by the Purchaser or the Seller, as the case may be, of another agent for service of process domiciled in Germany, provided that the agent for service of process is an attorney admitted to the German bar (in Deutschland zugelassener Rechtsanwalt) and his or her appointment has been notified to and approved in writing by the Seller or the Purchaser, as the case may be, such approval not to be unreasonably withheld. The Purchaser or the Seller, as the case may be, shall promptly after the Signing Date and upon the appointment of any new agent for service of process, as the case may be, issue to the agent for service of process a written power of attorney (Vollmachtsurkunde) and shall irrevocably instruct the agent for service of process to submit such written power of attorney (Vollmachtsurkunde) in connection with any service of process under this Agreement.

20.10	In this Agreement (including all Exhibits and Schedules):

(a)	a reference to a Recital, Section or Exhibit or Schedule means a Recital, Section or Exhibit or Schedule of or to this Agreement;

(b)

a reference to a company or other legal entity shall be construed so as to include any legal entity or entities into which such company may be merged by means of a statutory merger or into which it may be split-up or de-merged, by means of a statutory split-up or demerger;

(c)

where this Agreement requires a Party to use “best efforts”, “reasonable efforts” or any similar expression, this shall require such Party to take all such commercially reasonable efforts which are from the perspective of a prudent business person reasonable and appropriate (alle wirtschaftlich vernünftigen und angemessenen Bemühungen unternehmen);

(d)

a “director” is a reference to a member of the board of directors or equivalent body of a company, corporation or other body corporate, and includes (without limitation) a manager (gérant) or managing director (Geschäftsführer) of any such company, corporation or other body corporate;

(e)

a reference to a “person” includes a reference to an individual, a corporate body, an association, a partnership, a government or a state body and any other legal entity and includes in each case such person’s successors to all or parts of its business and permitted assigns;

(f)

any German legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept shall, in respect of any jurisdiction other than Germany, be construed to include what most closely resembles in that jurisdiction to the German legal term and any reference to any German statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction;

(g)

whenever the words “include”, “includes” or “including” or “in particular” or similar expressions are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Whenever the words “hereof”, “herein”, “hereunder”, “hereto” or similar expressions are used in this Agreement, they refer to this Agreement as a whole and not to a specific Section of this Agreement;

(h)

the disclosure of any matter shall be deemed to be a disclosure for all purposes of this Agreement. The fact that a matter has been disclosed in this Agreement (including in an Exhibit and a Schedule) shall not be used to construe the extent to which disclosure is required pursuant to the provisions of this Agreement;

(i)	a reference to “as of” a certain date or point in time shall only be a reference to the date or point in time as such and not to any period thereafter;

(j)	a reference to “in writing” shall also include via e-mail;

(k)

whenever in this Agreement, the Seller has an obligation to issue instructions to the directors of the Group Companies, in particular pursuant to the Interim Operating Undertakings, the Seller shall only have the obligation to pass the respective shareholders’ resolution(s), in each case to the extent legally permitted, but shall not be obliged to use any other means available to it under applicable law (including any right to direct or cause the direction of a person, entity or any corporate) to implement or to procure or cause the implementation of the measures or actions so instructed. Thus, the Seller (i) does not assume an obligation for results (Erfolgsschuld) and (ii) is not obliged to use any further efforts to do so; and

(l)	the headings in this Agreement are inserted for convenience only and shall not affect the interpretation or construction of this Agreement.

21.	GOVERNING LAW AND PLACE OF JURISDICTION

(a)	This Agreement shall be governed by the substantive laws of Germany, excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG). Any possible current or future obligations between the Parties which fall under the EC Regulation No 864/2007 on the Law Applicable to Non-Contractual Obligations (Rome II) are also governed by German law.

(b)

All disputes, controversies or claims arising out of or in connection with this Agreement (or any ancillary agreement) or the breach, termination or invalidity thereof, shall be finally settled in accordance with the Arbitration Rules of the German Arbitration Institute (DIS) without recourse to the ordinary courts of law, provided that only with respect to disputes concerning rights and obligations pursuant to Section 4.4(a) of this Agreement, the Parties agree that the arbitration shall be conducted as Expedited Proceedings, and that Annex 4 of the DIS Arbitration Rules shall apply. The arbitral tribunal shall be comprised of three (3) members. The seat of the arbitration is Frankfurt am Main, Germany. The language of the arbitration shall be English, provided that written evidence may be submitted in either the English or German language.

(c)

To the extent that mandatory law provides that a dispute, controversy or claim arising out of or in connection with this Agreement (or any ancillary agreement), or the breach, termination or invalidity thereof, is to be submitted to and decided by an ordinary court of law, the courts of Frankfurt am Main, Germany (Landgericht Frankfurt am Main), shall have jurisdiction (which shall be exclusive to the extent legally permissible).

22.	SEVERABILITY

If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. The invalid or unenforceable provision shall be deemed to have been replaced by a valid, enforceable and fair provision which comes as close as possible to the intentions of the Parties at the time of the conclusion of this Agreement. It is the express intent of the Parties that the validity and enforceability of all other provisions of this Agreement shall be maintained and that this Section 22 shall not result in a reversal of the burden of proof but that section 139 BGB is hereby excluded in its entirety.

* * * * * * *

EXHIBIT 1

DEFINITIONS

Each of the following terms shall have the meaning as ascribed to it on the respective page of this Agreement (including its Recitals) containing the respective definition (which is, solely for purposes of convenience, referred to in the following list of definitions which shall not form an integral part of this Agreement).

Additional Consideration	10
Advisory Board	9
Advisory Board Termination Documentation	9

Affiliate	18
Agreement	5
Amount of Awarded Damages	12
Arbitration Proceedings	11
Arbitration Support Breach	12
Assumption Agreement	7

Bank Repayment Amount	14
Bank Repayment Amount Notification	14
Base Purchase Price	10
BGB	9
Bonus Recipients	30
Business	5
Business Day	19

Claim Notice	30
Clearances	16
Closing	19
Closing Actions	20
Closing Conditions	16
Closing Confirmation	20
Closing Date	19
Companies	5
Company Books	42
Company Managers	8
Condition Precedent	9
Confidential Information	46
Control	18
Core Group Company	5

Data Room	34
De Minimis Amount	37
Debt Financing Commitment	40
Deductible	37
Deduction Item	29
Deferred Purchase Price	12
Deloitte	48
Due Diligence	25

Effective Date	9
Equity Bridge	29
Exempted Claims	37

Facility Agreement	6
Fairly Disclosed	34
Finance Parties	14
Finance Parties’ Bank Account	14
Financing Agreements	6
Financing Collateral	6
Financing Providers	15
Freeze Date and Time	33
Fundamental Guarantees	22

Governmental Authority	17
Group	5
Group Company	5
Group Company Managers	8
Guarantor	4

Hg Portfolio Companies	27

Incentive Programs	30
Indemnified Person	42
Indemnified Taxes	44
Inquired Individual	25
Insurer	37
Intercreditor Agreement	6
Interim Operations Undertakings	30

Leakage	27
Liability Cap	37
Liability Exclusion	38
Long Stop Date	21
Losses	31

Merger Control Clearances	16

NAI	11
No Leakage Undertakings	30
Notary	34
Notified Leakage Amount	10

Outstanding Receivables	10

Parties	4
Party	4
Paying Agent Agreement	30
Permitted Claims	43
Permitted Leakage	29
Pre-Closing Collected Outstanding Receivables	10

Pre-Closing Date Non-Ordinary Tax	44
Pre-Closing Date Tax Period	44
Pre-Effective Date Tax	44
Pre-Effective Date Tax Period	44
Prepayment Charges	13
Press Release	47
Purchaser	4
Purchaser Claim	30
Purchaser Financing	15
Purchaser’s Knowledge Bearers	33
Purchaser’s Related Parties	42
Purchaser’s Representatives	25

Release Letter	14
Respondent Group Companies	11

Scheduled Closing Date	19
Seller	4
Seller Related Party	29
Seller’s Account	15
Seller’s Covenants	30
Seller’s Guarantee	22
Seller’s Indemnification Claims	43
Seller’s Knowledge	24
Seller’s Knowledge Bearers	24
Share Capital	6
Shareholders’ Resolutions Company Managers	8
Shareholders’ Resolutions Group Company Managers	8
Signing Date	5
Sixfold	5
Sixfold Majority Shares	5
Sixfold Minority Shareholders	5
Sixfold Minority Shares	5
Sixfold SPA	5
Sixfold Valuation	49
Sold Shares	6
Sold Sixfold Shares	6
Sold TP Shares	6
Spider Holding	7
Subsidiary	5
Subsidiary Interests	5

Tax Audit	44
Tax Benefits	45
Tax Indemnification Claim	45
Tax Indemnification Undertakings	45
Third Party Claim	35
Ticker Rate	10
Time Limitations	36

Total Purchase Price	10
Total Purchase Price Notification	10
TP Group Holding	5
TP Management	6
Transaction	5
Transaction Bonuses/Costs	28

Upstream Loan	7
Upstream Loan Agreement	7
Upstream Loan Receivable	7
Upstream Loan Receivable Assumption	8
Upstream Loan Termination Agreement	8
US Securities Laws Reporting Requirements	46

USB Stick	34

VAT	13

W&I Claim	31
W&I Insurance	37
Waiver	43

Exhibit 9.4

FURTHER SELLER’S GUARANTEES

1.	NO INSOLVENCY

No (preliminary) insolvency or similar proceedings have been opened or applied for by a third party or a Group Company (other than the Core Group Companies) to be opened over the assets of a Group Company (other than the Core Group Companies). There are no circumstances that would oblige the managing directors of a Group Company (other than the Core Group Companies) to apply for the opening of insolvency or similar proceedings with regard to a Group Company (other than the Core Group Companies) based on applicable laws.

2.	SUBSIDIARY INTERESTS

On the Signing Date and on the Closing Date:

(a)	The Group Companies have been duly established and are validly existing under the laws of their respective jurisdiction.

(b)

The Subsidiary Interests in the Group Companies as well as the shareholding in ZeKju GmbH (the “ZeKju Participation”) have been validly issued in compliance with applicable laws and are, directly or indirectly, held by the respective Group Companies as legal and beneficial owner as set out (also with respect to the percentage of shareholding) in Schedule 2(b).

(c)

Except as provided for under the Financing Collateral, the Subsidiary Interests in the Group Companies and the ZeKju Participation are free from any third party rights and clear of any encumbrances (Belastungen), are validly issued and the contributions thereon (Einlagen) are fully paid up and have not been repaid or otherwise returned; there is no obligation to make additional contributions (Nachschusspflicht) on the Subsidiary Interests in the Group Companies.

(d)	Except as set out in Schedule 2(d), there are no pre-emptive rights, options, voting arrangements or other rights of third parties to acquire the Subsidiary Interests in the Group Companies.

(e)

With respect to the Subsidiary Interests in the Group Companies as well as the ZeKju Participation, the contributions are fully paid up and have not been repaid or returned, in whole or in part, whether open or disguised, directly or indirectly, and there are no additional contribution obligations. There are no agreements with or commitments towards third parties outside the Group, providing for the issuance of additional shares or equity interests in any Group Company or in ZeKju GmbH.

3.	RELATED PARTY AGREEMENTS

Except as disclosed in Schedule 3, there are no Related Party Agreements of which the principal obligations have not been fulfilled as of the Signing Date.

4.	FINANCIAL STATEMENTS

(a)

The audited consolidated financial statements of TP Group Holding, as at and for the year ended 31 December 2021, consisting of a consolidated balance sheet (Konzernbilanz), a consolidated profit and loss statement (Konzern-Gewinn- und Verlustrechnung) and a consolidated statement of equity (Konzern-Eigenkapitalspiegel) (together, the “TP Financial Statements”), copies of which are attached for information purposes as Schedule 4(a), have been prepared in all material respects in accordance with the German Commercial Code (HGB) and give, subject to and in accordance with the German Commercial Code, a true and fair view of the assets and liabilities, financial condition and results of operations (vermitteln unter Beachtung der Grundsätze ordnungsgemäßer Buchführung ein den tatsächlichen Verhältnissen entsprechendes Bild der Vermögens-, Finanz- und Ertragslage) of TP Group Holding (on a consolidated basis), as at and with respect to the twelve months’ period ending on 31 December 2021.

1

(b)

The unaudited individual financial statements of Sixfold, as at and for the year ended 31 December 2021, consisting of a balance sheet (Bilanz) and profit and loss statement (Gewinn- und Verlustrechnung) (the “Sixfold Financial Statements”, together with the TP Financial Statements, the “Year-End Financial Statements”), copies of which are attached for information purposes as Schedule 4(b), have been prepared in all material respects in accordance with the German Commercial Code (HGB) and give, subject to and in accordance with the German Commercial Code, a true and fair view of the assets and liabilities, financial condition and results of operations (vermitteln unter Beachtung der Grundsätze ordnungsgemäßer Buchführung ein den tatsächlichen Verhältnissen entsprechendes Bild der Vermögens-, Finanz- und Ertragslage) of Sixfold, as at and with respect to the twelve months’ period ending on 31 December 2021.

(c)

The Seller has delivered to the Purchaser certain balance sheets as at 30 June 2022 and statements of profit and losses for the six months’ period ending 30 June 2022 of (i) TP Group Holding on a consolidated basis (the “TP Interim Financial Information”) and (ii) Sixfold, comprising Sixfold consolidated with Sixfold OÜ (the “Sixfold Interim Financial Information” and together with the TP Interim Financial Information, the “Interim Financial Information”), copies of which are attached hereto for information purposes as Schedule 4(c). The Interim Financial Information have been (i) derived from the books and records of the relevant Group Companies, and (ii) do not misstate in any material way, subject to and in accordance with the German Commercial Code (HGB) and subject to comments provided in the Interim Financial Information, the assets and liabilities, financial condition and results of operations of TP Group Holding on a consolidated basis and Sixfold on a consolidated (as set forth above) basis, as applicable, as at and with respect to the six months’ period ending on 30 June 2022.

(d)

For the avoidance of doubt: The guarantees on the Year-End Financial Statements and the Interim Financial Information (together, the “Financial Statements”) shall not be construed or interpreted to refer to the Signing Date or otherwise as an objective guarantee (objektive (Bilanz-)Garantie) within the meaning of the decision by the Higher Regional Court (Oberlandesgericht) Frankfurt am Main dated 7 May 2015 (26 U 35/12) and where reference is made to a specific accounting standard in connection with a statement in this Section 4 (e.g., GAAP) only such accounting standard shall be relevant to determine whether or not, and how, any circumstances which objectively exist as of the relevant reference date of the Financial Statements are to be reflected therein, including as regards the question as to whether and as of which time the subjective knowledge of such circumstances by a relevant person or relevant persons is decisive therefor; provided that the question whose knowledge is relevant shall also solely be determined by the relevant accounting standard referenced in the Financial Statements.

5.	CONDUCT OF BUSINESS

Except as disclosed in Schedule 5 and except for any transactions contemplated by or any facts or events disclosed in this Agreement, in the period from and including the Effective Date until and excluding the Signing Date, the Business of the Core Group Companies has been conducted in all material respects in the ordinary course of business and consistent with past practice, and, in particular,

(a)

other than in the ordinary course of carrying on its business, no Core Group Company has incurred any additional borrowings or incurred any other financial indebtedness in an aggregate amount of more than [***] relative to those shown in the Financial Statements;

(b)	there has been no material change to any of the Core Group Company’s policies with respect to the payment of any creditors, or collection from any debtors; and

(c)	there has been no material amendment to any of the Core Group Company’s standard terms and conditions applicable to the customers,

provided that (i) reasonable measures or transactions reasonably undertaken by any Core Group Company in an emergency or disaster situation or in respect of Covid-19 with the intention of minimising any adverse

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effect of such situation in relation to the Group and (ii) any assistance and involvement of any of the Core Group Companies or any of their respective (managing) directors, employees, representatives, advisors and counsel in connection with the preparation of the Transaction, including the Due Diligence, shall not be considered a breach of this Seller’s Guarantee.

6.	PERMITS, AUTHORIZATIONS AND QUALIFICATIONS; COMPLIANCE

(a)

The Core Group Companies hold all material permits, licenses and other public law approvals (öffentlich-rechtliche Erlaubnisse; Bewilligungen; Konzessionen) necessary to conduct the Business essentially as conducted on the Signing Date and which are material for the conduct of the Business (together the “Permits”). No such Permit has been cancelled or revoked and no cancellation or revocation has been threatened in writing by a competent Governmental Authority.

(b)

None of the Group Companies has violated in connection with the conduct of the respective Group Company’s business operations any material applicable laws and regulations in a way that has resulted or is likely to result in a Material Default (as defined in section 7(c) below). This lit. (b) shall not apply if and to the extent the relevant facts and circumstances are covered by a more specific Seller’s Guarantee.

(c)

Except as disclosed in Schedule 6(c), the Group Companies have been in compliance with all applicable embargoes and trade, economic and financial sanctions administered, enacted or enforced by the United States, the United Kingdom, and the European Union (collectively, “Sanctions”). Except as disclosed in Schedule 6(c), no Group Company has conducted, directly or indirectly, any business with or in any (i) country or territory that is itself the subject or target of any comprehensive Sanctions in violation of Sanctions (as of the date hereof, Cuba, Iran, North Korea, Syria, and the Crimea, the so-called Luhansk People’s Republic, and the so-called Donetsk People’s Republic regions of Ukraine, and the non-government controlled areas of Ukraine in the oblasts of Kherson and Zaporizhzhia) (each a “Sanctioned Jurisdiction”); or (ii) any Person that is the target of any Sanctions in violation of applicable Sanctions, including (x) any Person appearing on any Sanctions-related list; (y) any Person operating, organized, or resident in a Sanctioned Jurisdiction; or (z) any Person directly or indirectly owned fifty percent or more or controlled (where relevant under applicable Sanctions), individually or in the aggregate, by one or more Persons described in the foregoing sections (x) and/or (y) (each of the foregoing Persons described in this section (ii) a “Sanctioned Person”). None of the Group Companies nor any of their respective directors or officers is a Sanctioned Person. The Group has in place controls reasonably designed to ensure compliance with applicable Sanctions. No Group Company has (i) made any voluntary, directed or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission relating to any non-compliance with any Sanctions, (ii) been the subject of any actual investigation that has been notified to a Group Company or investigation that is threatened in writing, inquiry or enforcement proceeding for an actual, apparent or alleged violation of Sanctions, or (iii) received any written notice, request, penalty, or citation for any actual, apparent, or alleged non-compliance with Sanctions.

(d)

No Group Company or any of its managing directors, officers or employees (i) has taken any unlawful action in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money or anything else of value, directly or indirectly, to any (x) executive, official or employee of a Governmental Authority acting in an official capacity for or on behalf of a Governmental Authority or (y) political party or official thereof, or officially nominated candidate for political office (each of the foregoing, a “Government Official”), while knowing or believing that all or some portion of the money or value will be offered, given or promised to a Government Official for the purposes of unlawfully obtaining or retaining business or securing any unlawful advantage or (ii) otherwise violated Anti-Corruption Laws. The Group Companies have in place controls reasonably designed to ensure compliance with applicable Anti-Corruption Laws. No Group Company has (i) made any voluntary, directed or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission relating to any non-compliance with any Anti-Corruption Laws, (ii) been the

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subject of any actual investigation that has been notified to a Group Company or investigation threatened in writing towards the Group Companies, written inquiry or enforcement proceeding for an actual, apparent or alleged violation of any Anti-Corruption Laws, or (iii) received any written notice, request, penalty, or citation for any actual, apparent, or alleged non-compliance with any Anti-Corruption Laws.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, applicable legislation enacting the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or German, Polish, Dutch or other criminal laws applicable to the Core Group Companies that relate to bribery, corruption, or unlawful gratuities, facilitation payments, or benefits to any government official or any other Person.

“Person” means any individual, corporate body, association, partnership, limited liability company, joint stock company, unincorporated organisation or association, trust, joint venture, foundation or other similar entity (whether or not a legal entity) and includes, in each case, such Person’s successors to all or parts of its business and permitted assigns.

7.	MATERIAL AGREEMENTS

(a)

Except as disclosed in Schedule 7(a) and except for (i) agreements with third parties under which all principal obligations (Hauptleistungspflichten) have been fully performed and (ii) the existing Financing Agreements, none of the Core Group Companies is a party to any of the following agreements with a third party:

(i)	Agreements regarding corporate joint ventures and strategic alliances;

(ii)	Agreements regarding joint development of products (other than software development agreements) and agreements with independent distributors;

(iii)

Agreements relating to the acquisition or disposal (whether by share or asset deal) of any business, real estate or any shares or interests in any person for a consideration exceeding [***] in the individual case;

(iv)

Credit agreements and other instruments evidencing financial indebtedness (not including finance leasing), in each individual case with outstanding amounts (including interest accrued) as of the Signing Date exceeding [***]; or

(v)

Guarantees, suretyships (Bürgschaften) and letters of comfort (Patronatserklärungen) securing a liability or obligation, in each individual case, [***], for the avoidance of doubt, not including any group suretyships (Konzernbürgschaften).

(b)

All the agreements listed in Schedule 7(a) (such agreements the “Material Agreements”) are in full force and effect. No party to a Material Agreement has given written notice of termination or indicated in writing that it will give notice of termination. No Core Group Company being a party to a Material Agreement is, or was, in Material Default of a Material Agreement.

(c)	For the purpose of this Exhibit 9.4, “Material Default” means a default that is likely to incur costs or liabilities of a Core Group Company exceeding [***] in the aggregate.

(d)

True and complete (in all material respects) copies of the material Financing Agreements (as amended from time to time) have been Fairly Disclosed to the Purchaser through the Data Room (as defined below) (the “Disclosed Financing Agreements”); and no material amendments or modifications, side letters or other arrangements of similar nature exist or have been agreed to be implemented in relation to the Financing Agreements relative to the Disclosed Financing Agreements.

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8.	REAL ESTATE

(a)	None of the Core Group Companies owns real property (Grundstücke) or rights equivalent to real property (grundstücksgleiche Rechte) such as hereditary building rights (Erbbaurechte).

(b)

No Core Group Company (as lessee) leases real estate for an annual net rent exceeding [***], except as disclosed in Schedule 8(b) (the “Leased Material Real Estate”). The lease agreements for the Leased Material Real Estate are in full force and effect and have not been terminated in writing, and none of the Core Group Companies has received or sent a written termination notice for such lease agreements or such termination is threatened in writing.

(c)

The Leased Material Real Estate provides for the Core Group Companies with a right to use all such premises that are currently used and required for the continuation of the Business of the Core Group Companies as conducted as of the Signing Date in all material respects.

9.	EMPLOYMENT

(a)

None of the individuals listed in Schedule 9(a) (the “Key Employees”) has given, threatened in writing to give, or received written notice of termination or has concluded a mutual written termination agreement (Aufhebungsvereinbarung). True and complete (in all material respects) copies of the contracts of employment of each Key Employee (including all ancillary and side agreements) have been made available in the Data Room. There is no provision in any written service and employment contract or any written commitment entered into with a Key Employee which provides for an extraordinary termination right of such Key Employee triggered by the Transaction.

(b)

The Core Group Companies are no party to any collective bargaining agreements, labor agreements, or any other labour-related agreements or arrangements in writing with any labour union, labour organization or works council representing their employees, which are applicable to the Core Group Companies. No works council has been set up at any Core Group Company.

(c)

No share options phantom stocks or similar equity based or virtual ownership schemes have been entered into between a Core Group Company and the current or former (managing) directors, officers or employees of the Core Group Companies, in each case for the avoidance of doubt, except for any bonus individually agreed with the (managing) directors, officers or employees of the Core Group Companies in the respective service/employment agreement or offer letters.

(d)

Except for deferred compensation (Entgeltumwandlung) and except to the extent only implementing or reflecting mandatory legal obligations or requirements pursuant to applicable law, no pension commitments (e.g., direct pension commitments (Direktzusagen) and direct insurances (Direktversicherungen)) (excluding customary commitments for death and invalidity), old-age part-time schemes (Altersteilzeitprogramme), or early retirement commitments (Vorruhestandszusagen)), are in effect under which any current (managing) director, officer or employee of any Core Group Company or their respective dependents (Hinterbliebene) has any vested rights to pension benefits exceeding an amount of [***] per annum.

(e)

No legal disputes with former or existing employees or (managing) directors of the Core Group Companies are pending (rechtshängig) before any court involving, in each case an individual claim in dispute (Streitwert) exceeding [***] (excluding costs and fees).

(f)

None of the Core Group Companies received any written notification alleging a material breach about working conditions or work environment (including those related to people with disabilities, repayment obligations, anti-discrimination or civil rights, or workplace safety issues) or any individual labor disputes or any strike, labor interruption or disturbance or other collective labor disputes of any material nature.

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10.	INSURANCE

(a)

Schedule 10(a) contains a true and complete list of all company liability insurance policies of the Core Group Companies with annual premiums exceeding [***]. All insurance premiums due and payable thereunder prior to the Signing Date have been paid in full when due. No written notice of termination of any such insurance policy has been issued, threatened in writing, or received by any of the Core Group Companies.

(b)

There has been no insurance claim (Versicherungsfall) made by a Core Group Company under the insurance policies listed in Schedule 10(a) exceeding [***] in the individual case. There are (or were during such period) no such claims by a Core Group Company pending under any of such insurance policies as to which coverage has been questioned, denied or disputed in writing by the underwriters of such policies.

11.	INTELLECTUAL PROPERTY RIGHTS / INFORMATION TECHNOLOGY

(a)

Schedule 11(a) contains a true and complete list of all trademarks and internet domain names (including applications) which are registered to a Core Group Company as of the Signing Date (the “Owned IP Rights”). The respective Core Group Company concerned has taken reasonable actions to protect the Owned IP Rights if and to the extent that such protection is material to the Business as conducted as of the Signing Date. The Core Group Companies do not own any other registered intellectual property rights such as patents or utility models. The Core Group Companies own, or hold valid licenses to, all intellectual property rights (including copyrights but excluding Owned Software created by employees of Transporeon Sp.z o.o.) as required for its Business as currently conducted.

(b)

The respective Core Group Company concerned has received exclusive, unrestricted, transferable, royalty free and sublicensable (with the exception of developments created by employees of Transporeon Sp.z o.o.) rights which allow for the unrestricted use and exploitation to use such software which is (i) specifically designed for any Core Group Company by any employee, (managing) director, officer or third party contractor in the course of the performance of its services for the Core Group Company and (ii) as of the Signing Date actually being used or distributed or otherwise made available (including via SaaS) by the Core Group Companies (hereinafter, including the source code to such software, the “Owned Software”).

(c)

Except as disclosed in Schedule 11(c), the Owned Software and the Owned IP Rights are free of any liens, encumbrances, and/or any other security rights, subject only to those non-exclusive rights granted by the Core Group Companies to their customers (shippers and carriers) in the ordinary course of business. The liens, encumbrances, and/or any other security rights disclosed in Schedule 11(c) do not restrict the conduct of the Business of the Core Group Companies as currently conducted and as required to fulfill their obligations vis-à -vis their customers and other contractual partners.

(d)

The Owned Software does not contain any fee-based third party components with exceptionally high fees. The Core Group Companies have complied with all material terms of license agreements regarding fee-based third party software components. The Core Group Companies have not used, modified, or distributed any open source software in a manner that requires the licensing or disclosure of its Owned Software, or any part thereof, and or any other software or any part thereof (no copyleft effect). The Core Group Companies have complied with all material terms and conditions of each applicable open source license, including all requirements pertaining to attribution and copyright notices.

(e)

None of the Core Group Companies is or was subject to any judgement, injunction, order or decree in relation to any Owned IP Rights or Software issued against any Core Group Company which restricts the use of any Owned IP Rights or Software by it and no such proceedings have been threatened in writing towards any Core Group Company.

“Software” means the Owned Software and the material software fully or partly licensed by a Core Group Company from a person that is not a Group Company as of the Signing Date.

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(f)	None of the Core Group Companies has disclosed the source code of any of the Owned Software to any third party or placed the source code of any of the Owned Software into escrow.

(g)

The material hardware, off-the-shelf standard software and other information technology which is required for the Business as conducted up to the Signing Date (the “Information Technology”) is either owned by, validly licensed to, or otherwise legitimately used by, the Core Group Companies. The Core Group Companies have not experienced any failures of Information Technology which had led to a material disruption of the Core Group Companies’ Information Technology systems. The Information Technology is substantially adequate (taking the view of a reasonable business person as of the Signing Date) for the current requirements of the Business in terms of functionality, capacity and performance. The Core Group Companies are not in material breach of any agreements relating to Information Technology and/or Software. The Core Group Companies have adequate (taking the view of a reasonable business person as of the Signing Date) security and back-up systems to preserve the availability, security and integrity of the IT Systems and the data processed and stored on the material IT Systems in accordance with industry best practice.

(h)

The IT Systems of the Core Group Companies have been maintained and currently have the benefit of appropriate (taking the view of a reasonable business person as of the Signing Date) development maintenance and support agreements, and in the event that the persons providing development, maintenance or support services for the material IT Systems cease to provide such services, the Core Group Companies have all the necessary rights, expertise and information to continue to maintain and support or have a third party maintain and support the material IT Systems of the Core Group Companies.

(i)	The Core Group Companies have not received any written notice alleging that the Core Group Companies have infringed any intellectual property rights (including copyrights) of any third-party.

12.	DATA PRIVACY

(a)

The Core Group Companies have not violated the Privacy Laws in the operation of the Business in a way that may reasonably likely result in a Material Default of the operation of the Business of the Core Group Companies as a whole.

(b)

No claim, action, proceeding, suit or investigation alleging a violation of any Privacy Laws, in each case which may reasonably likely result in a Material Default of the operation of the Business of the Group Companies as a whole (i) is pending by or against the Group Companies or (ii) has been threatened in writing by or against the Group Companies.

(c)

Except as disclosed in Schedule 12(c), no Group Company has experienced a data breach or other cybersecurity incident, in each case which may reasonably likely result in a Material Default of the operation of the Business of the Group Companies as a whole.

(d)

The Core Group Companies have implemented commercially reasonable technical and organisational measures to keep processed personal data strictly confidential and to protect personal data against accidental or unlawful destruction or accidental loss, alteration, unauthorised disclosure or access; except as failure to do so would not reasonably likely result in a Material Default of the operation of the Business of the Core Group Companies as a whole.

“Personal Data” has the meaning given in the General Data Protection Regulation.

“Privacy Laws” means Regulation (EU) 2016/79 of the European Parliament and of the Council (General Data Protection Regulation) and the Federal Data Protection Act (Bundesdatenschutzgesetz).

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13.	LEGAL PROCEEDINGS

Except for the proceedings disclosed in Schedule 13, there are no pending (rechtshängig) (i) judicial, arbitral or administrative proceedings against the Core Group Companies with an amount in dispute exceeding [***] (excluding costs and fees) in the individual case, (ii) proceedings or investigations in relation to the compliance of the Core Group Companies’ products with applicable laws that would result in a Material Default, and (iii) criminal proceedings against any managing directors or employees of the Core Group Companies which have been notified in writing to the Core Group Companies.

14.	NO SUBSIDIES

No Core Group Company has applied for or received any grant, subsidy or allowance from any Governmental Authority.

15.	TAXES

(a)

Except as disclosed in Schedule 15(a), all Core Group Companies have timely filed all Tax Returns required to be filed under applicable laws with the competent Tax Authority, and any such Tax Returns are complete in all material respects.

(b)

Except as accounted for in the Financial Statements, all Core Group Companies have (taking into account any permitted extension) timely paid all material Taxes shown as payable on any valid and enforceable Tax assessment notice issued by any Tax Authority or on any Tax Return filed by them, other than Taxes for which a suspension of enforcement of Tax payment obligation (Aussetzung der Vollziehung) has been granted, in each case to the extent the Taxes relate to a Pre-Effective Date Tax Period (“material” for purpose of this section 15 means Taxes in any given fiscal year exceeding an amount of [***] in the aggregate).

(c)

No Tax audit, formal investigation, litigation or other formal proceeding relating to Tax is pending in respect of any of the Core Group Companies and no Core Group Company has been notified in writing by any Tax Authority that such authority intends to commence any such proceeding as of the Signing Date except for ordinary tax assessment and collection procedures or as stated in Schedule 15(c).

(d)

No Core Group Company is a party to any agreement or arrangement under which it has any liability to make any payment pursuant to an indemnity, guarantee or covenant under which that Core Group Company has agreed to meet or pay a sum equivalent to or by reference to another person’s liability for Tax (other than another Core Group Company’s liability to Tax). No Core Group Company is bound by any Tax indemnity, Tax sharing or Tax allocation agreement other than any such agreement with another Core Group Company.

“Pre-Effective Date Tax Period” means any taxable period (Veranlagungszeiträume, Erhebungszeiträume, Voranmeldungszeiträume) or portions thereof ending before, i.e. excluding, the Effective Date.

“Tax” means any tax and tax related ancillary obligations within the meaning of section 3 paragraphs 1 through 4 of the German Fiscal Code (Abgabenordnung – AO) or any comparable provision of a foreign jurisdiction, including but not limited to, corporate income tax, trade tax, withholding taxes (e.g. tax on dividends, licenses, capital gains, etc.), taxes withheld from wages, social security contributions or from other employment taxes as well as any and all ancillary charges (Nebenleistungen) within the meaning of section 3 paragraph 4 of the German Fiscal Code (Abgabenordnung – AO) including interest or special charges for late payment or late performance (Verzugszinsen oder Säumniszuschläge), amounts of primary liability, penalties and fines and related to the forenamed taxes (and “Taxes” and “Taxation” shall be construed accordingly), in each case irrespective of whether (A) owed as a primary liability (Steuerschuld) or as a secondary liability (Haftungsschuld), or (B) assessed, to be withheld or payable and any reimbursement of or indemnification obligation from any of the items mentioned above based on private

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law (e.g., pursuant to a tax sharing agreement or contractual guarantee or indemnity) or statutory law. For the avoidance of doubt, it is the common understanding that deferred taxes (latente Steuern and similar concepts) are not taxes within the meaning of this definition.

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxes or responsible for the administration and/or collection of taxation or enforcement of any law in relation to Taxes.

“Tax Return” means any return, self-assessment, declaration, form and other statement filed or required to be filed in connection with Taxes relating to a Pre-Effective Date Tax Period.

* * * * *

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